Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER
by and between
THE FIRST BANCSHARES, INC.
and
SUNSHINE FINANCIAL, INC.
Dated as of 6, 2017

i

Exhibit A – Form of SSNF Voting Agreement
Exhibit B – Form of Bank Plan of Merger and Merger Agreement
Exhibit C – Form of Director Non-Competition and Non-Disclosure Agreement
Exhibit D – Form of Baggett Non-Solicitation and Non-Disclosure Agreement
Exhibit E – Form of Claims Letter

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this "Agreement") is dated as of December 6, 2017, by and between The First Bancshares, Inc., a Mississippi corporation ("FBMS"), and Sunshine Financial, Inc., a Maryland corporation ("SSNF" and, together with FBMS, the "Parties" and each a "Party").
W I T N E S S E T H
WHEREAS, the boards of directors of the Parties have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the business combination transaction provided for in this Agreement in which SSNF will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FBMS (the "Merger"), with FBMS as the surviving company in the Merger (sometimes referred to in such capacity as the "Surviving Entity");
WHEREAS, as a condition to the willingness of FBMS to enter into this Agreement, certain directors and certain shareholders of SSNF have entered into voting agreements (each a "SSNF Voting Agreement" and collectively, the "SSNF Voting Agreements"), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with FBMS, pursuant to which each such director or shareholder has agreed, among other things, to vote certain of the SSNF Common Stock owned by such director or shareholder in favor of the approval of this Agreement and the transactions contemplated hereby, subject to the terms of the SSNF Voting Agreements;
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

 THE MERGER
Section 1.01          The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Mississippi Business Corporation Act (the "MBCA") and the Maryland General Corporation Law (the "MGCL"), at the Effective Time, SSNF shall merge with and into FBMS pursuant to the terms of this Agreement.  FBMS shall be the Surviving Entity in the Merger and shall continue its existence as a corporation under the laws of the State of Mississippi. As of the Effective Time, the separate corporate existence of SSNF shall cease.
Section 1.02          Articles of Incorporation and Bylaws.  At the Effective Time, the articles of incorporation of FBMS in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable Law.  The bylaws of FBMS in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law and the terms of such bylaws.
Section 1.03          Bank Merger.  Except as provided below, immediately following the Effective Time and sequentially but in effect simultaneously on the Closing Date, Sunshine Community Bank, a Florida state-chartered bank and a direct wholly owned subsidiary of SSNF ("Sunshine Bank"), shall be merged (the "Bank Merger") with and into The First, A National Banking Association, a national banking association and a direct wholly owned subsidiary of FBMS ("The First"), in accordance with the provisions of applicable federal and state banking laws and regulations, and The First shall be the surviving bank (the "Surviving Bank").  The Bank Merger shall have the effects as set forth under applicable federal and state banking laws and regulations, and the board of directors of the Parties shall cause the board of directors of The First and Sunshine Bank, respectively, to approve a separate merger agreement (the "Bank Plan of Merger") in substantially the form attached hereto as Exhibit B, and cause the Bank Plan of Merger to be executed and delivered as soon as practicable following the date of execution of this Agreement.  Each of FBMS and SSNF shall also approve the Bank Plan of Merger in their capacities as sole shareholders of The First and Sunshine Bank, respectively.  As provided in the Bank Plan of Merger, the Bank Merger may be abandoned at the election of The First at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Sunshine Bank shall continue to operate under its name; provided that prior to any such election, FBMS shall (a) reasonably consult with SSNF and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay or impair any Party's ability to consummate the Merger or the other transactions contemplated by this Agreement.
Section 1.04          Effective Time; Closing.
(a)          Subject to the terms and conditions of this Agreement, the Parties will make all such filings as may be required to consummate the Merger and the Bank Merger by applicable Laws.  The Merger shall become effective as set forth in the articles of merger (the "Articles of Merger") related to the Merger, which will include the plan of merger (the "Plan of Merger"), that shall be filed with the Secretary of State of the State of Mississippi and the Secretary of State of the State of Maryland, as provided in the MBCA and MGCL, on the Closing Date.  The "Effective Time" of the Merger shall be the later of (i) the date and time of filing of the Articles of Merger, or (ii) the date and time when the Merger becomes effective as set forth in the Articles of Merger, which shall be no later than three (3) Business Days after all of the conditions to the Closing set forth in Article VI (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof.

(b)          The closing of the transactions contemplated by this Agreement (the "Closing") shall take place beginning immediately prior to the Effective Time (such date, the "Closing Date") at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, GA 30309, or such other place as the Parties may mutually agree. At the Closing, there shall be delivered to FBMS and SSNF the Articles of Merger and such other certificates and other documents required to be delivered under Article VI.
Section 1.05          Additional Actions.  If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the "Requesting Party"), the other Party and its Subsidiaries and their respective officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in Law or any other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.
Section 1.06          Reservation of Right to Revise Structure.  FBMS may at any time and without the approval of SSNF change the method of effecting the business combination contemplated by this Agreement if and to the extent that it reasonably deems such a change to be necessary; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to (A) Holders as Merger Consideration or (B) holders of SSNF Stock Options as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of Holders in connection with the Merger, or (iv) require submission to or approval of SSNF's shareholders after the plan of merger set forth in this Agreement has been approved by SSNF's shareholders. In the event that FBMS elects to make such a change, the Parties agree to cooperate to execute appropriate documents to reflect the change.

ARTICLE II

 MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01          Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of the Parties or any shareholder of SSNF:
(a)          Each share of FBMS Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
(b)          Each share of SSNF Common Stock owned directly by FBMS, SSNF or any of their respective Subsidiaries (other than shares in trust accounts, managed accounts and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective

Time without any conversion thereof, and no payment shall be made with respect thereto (the "SSNF Cancelled Shares").
(c)          Notwithstanding anything in this Agreement to the contrary, all shares of SSNF Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Title 3, Subtitle 2 of the MGCL, shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the "Dissenting Shares"), but instead the holder of such Dissenting Shares (hereinafter called a "Dissenting Shareholder") shall be entitled to payment of the fair value of such shares in accordance with the applicable provisions of the MGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of the MGCL and this Section 2.01(c)), unless and until such Dissenting Shareholder shall have failed to perfect such holder's right to receive, or shall have effectively withdrawn or lost rights to demand or receive, the fair value of such shares of SSNF Common Stock under the applicable provisions of the MGCL. If any Dissenting Shareholder shall fail to perfect or effectively withdraw or lose such Holder's dissenter's rights under the applicable provisions of the MGCL, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, in accordance with the applicable provisions of this Agreement.  SSNF shall give FBMS (i) prompt notice of any written notices to exercise dissenters' rights in respect of any shares of SSNF Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the MGCL and received by SSNF relating to dissenters' rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the MGCL. SSNF shall not, except with the prior written consent of FBMS, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of SSNF Common Stock for which dissenters' rights have been perfected shall be returned to FBMS upon demand. If the amount paid to a Dissenting Shareholder exceeds such Dissenting Shareholder's Merger Consideration, such excess amount shall not reduce the amount of Merger Consideration paid to other Holders.
(d)          Subject to the allocation provisions of this Article II, each share of SSNF Stock (excluding Dissenting Shares and SSNF Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive the following:
(i)          a cash payment, without interest, in an amount equal to $27.00 (individually the "Per Share Cash Consideration"); or
(ii)           0.93 (the "Exchange Ratio") of a share of FBMS Common Stock, subject to adjustment as provided in

            Section 2.01(e) (the "Per Share Stock Consideration").
(e)          If, between the date hereof and the Effective Time, the outstanding shares of SSNF Common Stock or FBMS Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Per Share Stock Consideration.
Section 2.02          Election Procedures.
(a)          Election.
(i)          Prior to the Effective Time, FBMS shall appoint an exchange agent (the "Exchange Agent"), which is acceptable to SSNF in its reasonable discretion, for the payment and exchange of the Merger Consideration.
(ii)          Holders of record of SSNF Common Stock may elect to receive shares of FBMS Common Stock or cash in exchange for their shares of SSNF Common Stock, provided that the number of shares of SSNF Common Stock to be converted into Per Share Stock Consideration pursuant to this Section 2.02 shall be seventy five percent (75%) of the total Outstanding Shares Number (the "Stock Conversion Number").
(iii)          An election form ("Election Form"), together with a Letter of Transmittal (as defined in Section 2.07), shall be mailed no less than twenty (20) Business Days prior to the Election Deadline (as defined below) or on such earlier date as FBMS and SSNF shall mutually agree (the "Mailing Date") to each Holder of record of SSNF Common Stock as of five (5) Business Days prior to the Mailing Date permitting such Holder, subject to the allocation and election procedures set forth in this Section 2.02, (1) to specify the number of shares of SSNF Common Stock owned by such Holder with respect to which such Holder desires to receive the Per Share Cash Consideration (a "Cash Election", and such shares subject to a Cash Election, the "Cash Election Shares"), in accordance with the provisions of Section 2.01(d)(i), (2) to specify the number of shares of SSNF Common Stock owned by such Holder with respect to which such Holder desires to receive the Per Share Stock Consideration (a "Stock Election" and such shares subject to a Stock Election, the "Stock Election Shares"), in accordance with the provisions of Section 2.01(d)(ii), or (3) to indicate that such record Holder has no preference as to the receipt of cash or FBMS Common Stock for such shares.  Holders of record of shares of SSNF Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Election Forms, provided that each such Election Form covers all the shares of SSNF Common Stock held by each Representative for a particular beneficial owner.  Any shares of SSNF Common Stock with respect to which the Holder thereof shall not, as of the Election Deadline (as defined in Section 2.02(a)(iv)), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed "Non-Election Shares".  FBMS shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of SSNF Common Stock between the record date for the initial mailing of Election Forms and the close of business on the Business Day prior to the Election Deadline, and SSNF shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

Persons who become holders (or beneficial owners) of SSNF Common Stock between the record date for the initial mailing of Election Forms and the close of business on the Business Day prior to the Election Deadline, and SSNF shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
(iv)          The term "Election Deadline", as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the SSNF Meeting and (ii) the date that FBMS and SSNF shall agree is as near as practicable to five (5) Business Days prior to the expected Closing Date.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all the shares of SSNF Common Stock covered by such Election Form.  Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Shares of SSNF Common Stock held by holders who acquired such shares subsequent to the Election Deadline will be designated Non-Election Shares. In addition, if a Holder of SSNF Common Stock either (1) does not submit a properly completed Election Form in a timely fashion or (2) revokes its Election Form prior to the Election Deadline and fails to file a new properly completed Election Form before the deadline, such shares shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  Neither FBMS nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.
(b)          Allocation.  No later than five (5) Business Days after the Effective Time, FBMS shall cause the Exchange Agent to effect the allocation among Holders of SSNF Common Stock of rights to receive the Per Share Cash Consideration and/or the Per Share Stock Consideration, which shall be effected by the Exchange Agent as follows:
(i)          If the aggregate number of shares of SSNF Common Stock with respect to which Stock Elections shall have been made (the "Stock Election Number") exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each Holder thereof shall be converted into the right to receive the Per Share Cash Consideration, and the Stock Election Shares of each Holder thereof will be converted into the right to receive (A) the Per Share Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such Holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, and (B) the right to receive the Per Share Cash Consideration in respect of the remainder of such Holder's Stock Election Shares that were not converted into the right to receive the Per Share Stock Consideration pursuant to clause (A) above.
(ii)          If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:
(1)          If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and the Non-Election Shares of each Holder thereof shall be converted into the right to receive (A) the Per Share Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such Holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, and (B) the right to receive the Per Share Cash Consideration in respect of the remainder of such Holder's Non-Election Shares that were not converted into the right to receive the Per Share Stock Consideration pursuant to clause (A) above; and
(2)          If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Cash Election Shares of each Holder thereof shall be converted into the right to receive (A) the Per Share Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such Holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, and (B) the right to receive the Per Share Cash Consideration in respect of the remainder of such Holder's Cash Election Shares that were not converted into the right to receive the Per Share Stock Consideration pursuant to clause (A) above.
Section 2.03          SSNF Stock-Based Awards.
(a)          Immediately prior to the Effective Time, each share of SSNF Common Stock subject to vesting restrictions granted under the SSNF Stock Plans (a "SSNF Restricted Share") that is outstanding immediately prior to the Effective Time shall become fully vested and nonforfeitable and shall be converted automatically into and shall thereafter represent the right to receive, at the election of the Holder, the Per Share Cash Consideration or the Per Share Stock Consideration, less the amount of any required withholding Tax, pursuant to Section 2.01(d).
(b)          At the Effective Time, each option to purchase SSNF Common Stock granted under any SSNF Stock Plan (each a "SSNF Stock Option"), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive from SSNF immediately prior to the Effective Time an amount in cash, without interest, equal to the product of (i) the total number of shares of SSNF Common Stock subject to such SSNF Stock Option times (ii) the excess, if any, of the Per Share Cash Consideration over the exercise price per share of SSNF Common Stock under such SSNF Stock Option, less applicable Taxes required to be withheld with respect to such payment. No holder of an SSNF Stock Option that has an exercise price per share of SSNF Common Stock that is equal to or greater than the Per Share Cash Consideration shall be entitled to any payment with respect to such cancelled SSNF Stock Option before, on, or after the Effective Time.
(c)          Prior to the Effective Time, the board of directors of SSNF (or, if appropriate, any committee thereof administering the SSNF Stock Plans) shall adopt such resolutions or take such other actions, including obtaining any necessary consents or amendments to the applicable award agreements and equity plans, as may be required to effectuate the provisions of this Section 2.03.
Section 2.04          Rights as Shareholders; Stock Transfers.  At the Effective Time, all shares of SSNF Common Stock, when converted in accordance with Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Certificate or Book-Entry Share previously evidencing such shares shall thereafter represent only the right to receive for each such share of SSNF Common Stock, the Merger Consideration and any cash in lieu of fractional shares of FBMS Common Stock in accordance with this Article II.  At the Effective Time, holders of SSNF Common Stock shall cease to be, and shall have no rights as, shareholders of SSNF, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of FBMS Common Stock as provided under this Article II.  At the Effective Time, the stock transfer books of SSNF shall be closed, and there shall be no registration of transfers on the stock transfer books of SSNF of shares of SSNF Common Stock.
Section 2.05          Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of FBMS Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger.  In lieu thereof, FBMS shall pay or cause to be paid to each Holder of a fractional share of FBMS Common Stock, rounded to the nearest one hundredth of a share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share interest in FBMS Common Stock to which such Holder would otherwise be entitled by the Per Share Cash Consideration.
Section 2.06          Plan of Reorganization.  It is intended that the Merger and the Bank Merger shall each qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code.
Section 2.07          Exchange Procedures.  FBMS shall cause as promptly as practicable after the Effective Time, but in no event later than five (5) Business Days after the Closing Date, the

Exchange Agent to mail or otherwise caused to be delivered to each Holder who has not previously surrendered such Certificate or Certificates or Book Entry Shares, appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, as well as instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration (including cash in lieu of fractional shares) as provided for in this Agreement (the "Letter of Transmittal").  The Letter of Transmittal shall be subject to the approval of SSNF, which approval shall not be unreasonably withheld, conditioned or delayed.
Section 2.08          Deposit and Delivery of Merger Consideration.
(a)          Prior to the Effective Time, FBMS shall (i) deposit, or shall cause to be deposited, with the Exchange Agent stock certificates representing the number of shares of FBMS Common Stock and cash sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.05, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to the Holders of Dissenting Shares) (collectively, the "Exchange Fund"), and (ii) instruct the Exchange Agent to pay such Merger Consideration and cash in lieu of fractional shares in accordance with this Agreement as promptly as practicable after the Effective Time and receipt of a properly completed Letter of Transmittal.  The Exchange Agent and FBMS, as the case may be, shall not be obligated to deliver the Merger Consideration to a Holder to which such Holder would otherwise be entitled as a result of the Merger until such Holder surrenders the Certificates or Book-Entry Shares representing the shares of SSNF Common Stock for exchange as provided in this Article II, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by FBMS or the Exchange Agent.
(b)          Any portion of the Exchange Fund that remains unclaimed by the shareholders of SSNF for one (1) year after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to FBMS. Any shareholders of SSNF who have not theretofore complied with this Section 2.08 shall thereafter look only to FBMS for the Merger Consideration, any cash in lieu of fractional shares of SSNF Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such Holder is entitled in respect of each share of SSNF Common Stock such shareholder held as of immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates or Book-Entry Shares for shares of SSNF Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of FBMS Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other applicable Law, become the property of FBMS (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property.  Neither the Exchange Agent nor any Party shall be liable to any Holder represented by any Certificate or Book-Entry Share for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  FBMS and the Exchange Agent shall be entitled to rely upon the stock transfer books of SSNF to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto.  In the event of a dispute with respect to ownership of any shares of SSNF Common Stock represented by any Certificate or Book-Entry Share, FBMS and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate or Book-Entry Share and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(c)          FBMS or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Holder such amounts as FBMS is required to deduct and withhold under applicable Law.  Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by FBMS or the Exchange Agent, as applicable.
Section 2.09          Rights of Certificate Holders after the Effective Time.
(a)             All shares of FBMS Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by FBMS in respect of the FBMS Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of FBMS Common Stock issuable pursuant to this Agreement.  No dividends or other distributions in respect of the FBMS Common Stock shall be paid to any Holder of any unsurrendered Certificate or Book-Entry Share until such Certificate or Book-Entry Share is surrendered for exchange in accordance with this Article II.  Subject to the effect of applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be issued and/or paid to the Holder of the certificates representing whole shares of FBMS Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of FBMS Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of FBMS Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
(b)          In the event of a transfer of ownership of a Certificate representing SSNF Common Stock that is not registered in the stock transfer records of SSNF, the proper amount of cash and/or shares of FBMS Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such SSNF Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered Holder of the Certificate or establish to the satisfaction of FBMS that the Tax has been paid or is not applicable.
Section 2.10          Anti-Dilution Provisions.  If the number of shares of FBMS Common Stock or SSNF Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, recapitalization, reclassification, reorganization or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock, and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of SSNF Common Stock the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF SSNF
Except as set forth in the disclosure schedule delivered by SSNF to FBMS prior to or concurrently with the execution of this Agreement with respect to each such Section below (the "SSNF Disclosure Schedule"); provided, that (a) the mere inclusion of an item in the SSNF Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by SSNF that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on SSNF and (b) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, SSNF hereby represents and warrants to FBMS as follows:
Section 3.01          Organization and Standing.  Each of SSNF and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to SSNF.  A complete and accurate list of all such jurisdictions described in (a) and (b) is set forth in SSNF Disclosure Schedule 3.01.
Section 3.02          Capital Stock.
(a)          The authorized capital stock of SSNF consists of 6,000,000 shares of SSNF Common Stock and 1,000,000 shares of SSNF Preferred Stock.  As of the date hereof, there are 1,027,599 SSNF Common Stock issued and outstanding and no shares of SSNF Preferred Stock issued and outstanding.  As of the date hereof, there were SSNF Stock Options to acquire 80,000 shares of SSNF Common Stock outstanding.  There are no shares of SSNF Common Stock held by any of SSNF's Subsidiaries.  SSNF Disclosure Schedule 3.02(a) sets forth, as of the date hereof, the name and address, as reflected on the books and records of SSNF, of each Holder, and the number of shares of SSNF Common Stock held by each such Holder. The issued and outstanding shares of SSNF Common Stock are duly authorized, validly issued, fully paid, non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any SSNF shareholder. All shares of SSNF's capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

(b)          SSNF Disclosure Schedule 3.02(b) sets forth, as of the date hereof, for each grant or award of SSNF Restricted Shares or other outstanding Rights of SSNF the (i) name of the grantee, (ii) date of the grant, (iii) expiration date, (iv) vesting schedule, (v) number of shares of SSNF Common Stock, or any other security of SSNF, subject to such award, (vi) number of shares subject to such award that are exercisable or have vested as of the date of this Agreement, and (vii) name of the SSNF Stock Plan under which such award was granted, if applicable. Each SSNF Restricted Share and all other outstanding SSNF Rights complies with or is exempt from Section 409A of the Code and qualifies for the tax treatment afforded thereto in SSNF's Tax Returns.  Each grant of SSNF Restricted Shares or other outstanding SSNF Rights was appropriately authorized by the board of directors of SSNF or the compensation committee thereof, was made in accordance with the terms of the SSNF Stock Plans and any applicable Law and regulatory rules or requirements and has a grant date identical to (or later than) the date on which it was actually granted or awarded by the board of directors of SSNF or the compensation committee thereof. There are no outstanding shares of capital stock of any class, or any options, warrants or other similar rights, convertible or exchangeable securities, "phantom stock" rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which SSNF or any of its Subsidiaries is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of SSNF or any of SSNF's Subsidiaries or obligating SSNF or any of SSNF's Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, SSNF or any of SSNF's Subsidiaries other than those listed in SSNF Disclosure Schedule 3.02(b). There are no obligations, contingent or otherwise, of SSNF or any of SSNF's Subsidiaries to repurchase, redeem or otherwise acquire any shares of SSNF Common Stock or capital stock of any of SSNF's Subsidiaries or any other securities of SSNF or any of SSNF's Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity.  Except for the SSNF Voting Agreements, there are no agreements, arrangements or other understandings with respect to the voting of SSNF's capital stock and there are no agreements or arrangements under which SSNF is obligated to register the sale of any of its securities under the Securities Act.
Section 3.03          Subsidiaries.
(a)          SSNF Disclosure Schedule 3.03(a) sets forth a complete and accurate list of all Subsidiaries of SSNF, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business.  Except as set forth in SSNF Disclosure Schedule 3.03(a), (i) SSNF owns, directly or indirectly, all of the issued and outstanding equity securities of each SSNF Subsidiary, (ii) no equity securities of any of SSNF's Subsidiaries are or may become required to be issued (other than to SSNF) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to SSNF or a wholly-owned Subsidiary of SSNF), (iv) there are no contracts, commitments, understandings or arrangements relating to SSNF's rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by SSNF, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by SSNF or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws. Neither SSNF nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding.
(b)          Neither SSNF nor any of SSNF's Subsidiaries owns any stock or equity interest in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) other than Sunshine Bank.  Except as set forth in SSNF Disclosure Schedule 3.03(b), neither SSNF nor any of SSNF's Subsidiaries beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
Section 3.04          Corporate Power; Minute Books.
(a)          SSNF and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and SSNF has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities, the Regulatory Approvals and the Requisite SSNF Shareholder Approval.
(b)          SSNF has made available to FBMS a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of SSNF and each of its Subsidiaries, the minute books of SSNF and each of its Subsidiaries, and the stock ledgers and stock transfer books of SSNF and each of its Subsidiaries. Neither SSNF nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents. The minute books of SSNF and each of its Subsidiaries contain records of all meetings held by, and all other corporate or similar actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies, which records are complete and accurate in all material respects.  The stock ledgers and the stock transfer books of SSNF and each of its Subsidiaries contain complete and accurate records of the ownership of the equity securities of SSNF and each of its Subsidiaries.
Section 3.05          Corporate Authority.  Subject only to the receipt of the Requisite SSNF Shareholder Approval at the SSNF Meeting, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of SSNF and the board of directors of SSNF on or prior to the date hereof.  The board of directors of SSNF has directed that this Agreement be submitted to SSNF's shareholders for approval at a meeting of the shareholders and, except for the receipt of the Requisite SSNF Shareholder Approval in accordance with the MGCL and SSNF's articles of incorporation and bylaws, no other vote or action of the shareholders of SSNF is required by Law, the articles of incorporation or bylaws of SSNF or otherwise to approve this Agreement and the transactions contemplated hereby.  SSNF has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by FBMS, this Agreement is a valid and legally binding obligation of SSNF, enforceable in accordance with its terms (except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency,  reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity or by principles of public policy (the "Enforceability Exception'').

Section 3.06          Regulatory Approvals; No Defaults.
(a)          No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by SSNF or any of its Subsidiaries in connection with the execution, delivery or performance by SSNF of this Agreement or to consummate the transactions contemplated by this Agreement, except as may be required for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from the SEC, NASDAQ, state securities authorities, the Financial Industry Regulatory Authority, Inc., applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an "SRO"), (ii) filings of applications or notices with, and consents, approvals or waivers by the FRB, the FDIC and applicable state banking agencies, the Office of the Comptroller of the Currency (the "OCC"), the Florida Office of Financial Regulation (the "FOFR") and other banking, regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other Governmental Authorities and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the "Regulatory Approvals"), (iii) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of the Articles of Merger contemplated by Section 1.05(a) and the filing of documents with the FDIC, the OCC, applicable Governmental Authorities, and the Secretary of State of the State of Florida to cause the Bank Merger to become effective and (v) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of FBMS Common Stock pursuant to this Agreement and approval of listing of such FBMS Common Stock on the NASDAQ.  Subject to the receipt of the approvals referred to in the preceding sentence, the Requisite SSNF Shareholder Approval and as set forth on SSNF Disclosure Schedule 3.06(a), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by SSNF do not and will not (1) constitute a breach or violation of, or a default under, the articles of incorporation, bylaws or similar governing documents of SSNF or any of its respective Subsidiaries, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SSNF or any of its Subsidiaries, or any of their respective properties or assets, (3) conflict with, result in a breach or violation of any provision of, or the loss of any benefit under, or a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the creation of any Lien under, result in a right of termination or the acceleration of any right or obligation (which, in each case, would have a material impact on SSNF or could reasonably be expected to result in a financial obligation or penalty in excess of $50,000) under any permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation of SSNF or any of its Subsidiaries or to which SSNF or any of its Subsidiaries, or their respective properties or assets is subject or bound, or (4) require the consent or approval of any third party or Governmental Authority under any such Law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, contract, franchise, agreement or other instrument or obligation that would have a material impact on SSNF or result in a material financial penalty.

(b)          As of the date hereof, SSNF has no Knowledge of any reason (i) why the Regulatory Approvals referred to in Section 6.01(b) will not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.
Section 3.07          SEC Reports; Financial Statements; Internal Controls.
(a)          SSNF has previously made available to FBMS an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2014 by SSNF pursuant to the Securities Act, or the Exchange Act (the "SSNF Reports") and (b) communication mailed by SSNF to its shareholders since January 1, 2014, and no such SSNF Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2014, as of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), all SSNF Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of SSNF has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the SSNF Reports.
(b)          The financial statements of SSNF and its Subsidiaries included (or incorporated by reference) in the SSNF Reports (including the related notes, where applicable) (the "Financial Statements") (i) have been prepared from, and are in accordance with, the books and records of SSNF and its Subsidiaries, (ii) fairly present in all material respects in accordance with GAAP the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of SSNF and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and as permitted by the rules of the SEC), (iii) complied in all material respects, as of their respective dates of filing with the SEC, with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of SSNF and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein. Hacker, Johnson & Smith PA has not resigned (or informed SSNF that it intends to resign) or been dismissed as independent public accountants of SSNF as a result of or in connection with any disagreements with SSNF on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c)          The records, systems, controls, data and information of SSNF and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of SSNF or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on SSNF. SSNF (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to ensure that material information relating to SSNF, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of SSNF by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to SSNF's outside auditors and the audit committee of SSNF's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect SSNF's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in SSNF's internal controls over financial reporting. These disclosures were made in writing by management to SSNF's auditors and audit committee and a copy has previously been made available to FBMS. There is no reason to believe that SSNF's outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)          Since January 1, 2014, neither SSNF nor any of its Subsidiaries nor, to SSNF's Knowledge, any director, officer, employee, auditor, accountant or representative of SSNF or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SSNF or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that SSNF or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 3.08          Regulatory Reports.  Since January 1, 2014, SSNF and its Subsidiaries have timely filed with the SEC, FRB, the FDIC, any SRO and any other applicable Governmental Authority, in correct form, the material reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations.  Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified SSNF or any of its Subsidiaries that it has initiated any proceeding or, to the Knowledge of SSNF, threatened an investigation into the business or operations of SSNF or any of its Subsidiaries since January 1, 2014.  There is no material and unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of SSNF or any of its Subsidiaries.

Section 3.09          Absence of Certain Changes or Events.  Except as set forth in SSNF Disclosure Schedule 3.09, the SSNF Reports or as otherwise contemplated by this Agreement, since December 31, 2016, (a) SSNF and its Subsidiaries have carried on their respective businesses in all material respects in the Ordinary Course of Business, (b) there have been no events, changes or circumstances which have had, or are reasonable likely to have, individually or in the aggregate, a Material Adverse Effect with respect to SSNF, and (c) neither SSNF nor any of its Subsidiaries has taken any action or failed to take any action prior to the date of this Agreement which action or failure, if taken after the date of this Agreement, would constitute a material breach or violation of any of the covenants and agreements set forth in Section 5.01(a), Section 5.01(b), Section 5.01(c), Section 5.01(e), Section 5.01(g), Section 5.01(h), Section 5.01(j), Section 5.01(k), Section 5.01(u) or Section 5.01(w).
Section 3.10          Legal Proceedings.
(a)          There are no material civil, criminal, administrative or regulatory actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature pending or, to the Knowledge of SSNF, threatened against SSNF or any of its Subsidiaries or to which SSNF or any of its Subsidiaries is a party, including without limitation, any such actions, suits, demand letters, demands for indemnification, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings of any nature that would challenge the validity or propriety of the transactions contemplated by this Agreement.
(b)          There is no material injunction, order, judgment or decree imposed upon SSNF or any of its Subsidiaries, or the assets of SSNF or any of its Subsidiaries, and neither SSNF nor any of its Subsidiaries has been advised of the threat of any such action, other than any such injunction, order, judgement or decree that is generally applicable to all Persons in businesses similar to that of SSNF or any of SSNF's Subsidiaries.
Section 3.11          Compliance With Laws.
(a)          SSNF and each of its Subsidiaries is, and have been since January 1, 2014, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans.  Neither SSNF nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b)          SSNF and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted.  All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to SSNF's Knowledge, no suspension or cancellation of any of them is threatened.
(c)          Neither SSNF nor any of its Subsidiaries has received, since January 1, 2014, written or, to SSNF's Knowledge, oral notification from any Governmental Authority (i) asserting that it is materially in non-compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization.
Section 3.12          SSNF Material Contracts; Defaults.
(a)          Other than the SSNF Benefit Plans, neither SSNF nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) which would entitle any present or former director, officer, employee, consultant or agent of SSNF or any of its Subsidiaries to indemnification from SSNF or any of its Subsidiaries; (ii) which grants any right of first refusal, right of first offer or similar right with respect to any assets or properties of SSNF or its respective Subsidiaries; (iii) related to the borrowing by SSNF or any of its Subsidiaries of money other than those entered into in the Ordinary Course of Business and any guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the Ordinary Course of Business; (iv) which provides for payments to be made by SSNF or any of its Subsidiaries upon a change in control thereof; (v) relating to the lease of personal property having a value in excess of $50,000 individually or $100,000 in the aggregate; (vi) relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement; (vii) which relates to capital expenditures and involves future payments in excess of $100,000 individually or $250,000 in the aggregate; (viii) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the Ordinary Course of Business; (ix) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (x) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by SSNF or any of its Affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its Affiliates to engage in any line of business or which grants any right of first refusal, right of first offer or similar right or that limits or purports to limit the ability of SSNF or any of its Subsidiaries (or, following consummation of the transactions contemplated hereby, FBMS or any of its Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business; or (xi) pursuant to which SSNF or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity. Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a) is set forth in SSNF Disclosure Schedule 3.12(a), and is referred to herein as a "SSNF Material Contract."  SSNF has previously made available to FBMS true, complete and correct copies of each such SSNF Material Contract, including any and all amendments and modifications thereto.
(b)          Each SSNF Material Contract is valid and binding on SSNF and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms (assuming the due execution by each other party thereto, provided that SSNF hereby represents and warrants that, to its Knowledge, each SSNF Material Contract is duly executed by all such parties), subject to the Enforceability Exception and except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect with respect to SSNF; and neither SSNF nor any of its Subsidiaries is in default under any SSNF Material Contract or other "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), to which it is a party, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default.  No power of attorney or similar authorization given directly or indirectly by SSNF or any of its Subsidiaries is currently outstanding.
(c)          SSNF Disclosure Schedule 3.12(c) sets forth a true and complete list of all SSNF Material Contracts pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to the performance by SSNF of this Agreement and the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and thereby.
Section 3.13          Agreements with Regulatory Agencies.  Neither SSNF nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by, or has adopted any board resolutions at the request of any Governmental Authority (each a "SSNF Regulatory Agreement") that restricts, or by its terms will in the future restrict, the conduct of SSNF's or any of its Subsidiaries' business or that in any manner relates to their capital adequacy, credit or risk management policies, dividend policies, management, business or operations, nor has SSNF or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing or requesting (or is considering the appropriateness of issuing or requesting) any SSNF Regulatory Agreement.  To SSNF's Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to SSNF or any of its Subsidiaries.
Section 3.14          Brokers; Fairness Opinion.  Neither SSNF nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that SSNF has engaged, and will pay a fee or commission to BSP Securities LLC ("BSP"), a subsidiary of Banks Street Partners, LLC ("SSNF Financial Advisor"), in accordance with the terms of a letter agreement between SSNF Financial Advisor and SSNF, a true, complete and correct copy of which has been previously delivered by SSNF to FBMS.  SSNF has received the opinion of the SSNF Financial Advisor (and, when it is delivered in writing, a copy of such opinion will be promptly provided to FBMS) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of SSNF Common Stock, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.
Section 3.15          Employee Benefit Plans.
(a)          SSNF Disclosure Schedule 3.15(a) sets forth a true and complete list of each SSNF Benefit Plan.  For purposes of this Agreement, "SSNF Benefit Plans" means all benefit and compensation plans, contracts, policies or arrangements (i) covering current or former employees of SSNF, any of its Subsidiaries or any of SSNF's related organizations described in Code Sections 414(b), (c) or (m), or any entity which is considered one employer with SSNF, any of its Subsidiaries or Controlled Group Members under Section 4001 of ERISA or Section 414 of the Code ("ERISA Affiliates") (such current employees collectively, the "SSNF Employees"), (ii) covering current or former directors of SSNF, any of its Subsidiaries, or ERISA Affiliates, or (iii) with respect to which SSNF or any of its Subsidiaries has or may have any liability or contingent liability (including liability arising from ERISA Affiliates) including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, health/welfare, change-of-control, fringe benefit, deferred compensation, defined benefit plan, defined contribution plan, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, retirement plans and other policies, plans or arrangements whether or not subject to ERISA.
(b)          With respect to each SSNF Benefit Plan, SSNF has provided to FBMS true and complete copies of such SSNF Benefit Plan, any trust instruments and insurance contracts forming a part of any SSNF Benefit Plans and all amendments thereto, summary plan descriptions and summary of material modifications, IRS Form 5500 (for the three (3) most recently completed plan years), the most recent IRS determination, opinion, notification and advisory letters, with respect thereto and any correspondence from any regulatory agency.  In addition, with respect to the SSNF Benefit Plans for the three (3) most recently completed plan years, any plan financial statements and accompanying accounting reports, service contracts, fidelity bonds and employee and participant annual QDIA notice, safe harbor notice, or fee disclosures notices under 29 CFR 2550.404a-5 have been made available to FBMS.
(c)          All SSNF Benefit Plans are in compliance in all material respects in form and operation with all applicable Laws, including ERISA and the Code. Each SSNF Benefit Plan which is intended to be qualified under Section 401(a) of the Code ("SSNF 401(a) Plan"), has received a favorable opinion, determination or advisory letter from the IRS, and to SSNF's Knowledge there is not any circumstance that could reasonably be expected to result in revocation of any such favorable determination, opinion, or advisory letter or the loss of the qualification of such SSNF 401(a) Plan under Section 401(a) of the Code, and nothing has occurred that would be expected to result in the SSNF 401(a) Plan ceasing to be qualified under Section 401(a) of the Code. All SSNF Benefit Plans have been administered in all material respects in accordance with their terms. There is no pending or, to SSNF's Knowledge, threatened litigation or regulatory action relating to the SSNF Benefit Plans.  Neither SSNF nor any of its Subsidiaries has engaged in a transaction with respect to any SSNF Benefit Plan, including a SSNF 401(a) Plan that could subject SSNF or any of its Subsidiaries to a tax or penalty under any Law including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA.  No SSNF 401(a) Plan has been submitted under or been the subject of an IRS voluntary compliance program submission that is still outstanding or that has not been fully corrected in accordance with a compliance statement issued by the IRS with respect to any applicable failures.  There are no audits, inquiries or proceedings pending or, to SSNF's Knowledge, threatened by the IRS or the Department of Labor with respect to any SSNF Benefit Plan. To SSNF's Knowledge, there are no current, pending, or threatened investigations by the IRS or the Department of Labor with respect to any SSNF Benefit Plan.
(d)          No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by SSNF, any of its Subsidiaries or any ERISA Affiliates with respect to any ongoing, frozen or terminated "single employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by SSNF, any of its Subsidiaries or any ERISA Affiliates. Neither SSNF nor any ERISA Affiliate has ever maintained a plan subject to Title IV of ERISA or Section 412 of the Code. None of SSNF or any ERISA Affiliate has contributed to (or been obligated to contribute to) a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "multiple employer plan" within the meaning of ERISA Sections 4063 or 4064 or Code Section 413(c) at any time. Neither SSNF, nor any of its Subsidiaries or ERISA Affiliates have incurred, and there are no circumstances under which they could reasonably be expected to incur, liability under Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA has been required to be filed for any SSNF Benefit Plan or by any ERISA Affiliate or will be required to be filed, in either case, in connection with the transactions contemplated by this Agreement.
(e)          All contributions required to be made with respect to all SSNF Benefit Plans have been timely made.  No SSNF Benefit Plan or single employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 3012 of ERISA and no ERISA Affiliate has an outstanding funding waiver.
(f)          Except as set forth in SSNF Disclosure Schedule 3.15(f), no SSNF Benefit Plan provides life insurance, medical or other employee welfare benefits to any SSNF Employee, or any of their affiliates, upon his or her retirement or termination of employment for any reason, except as may be required by Law.
(g)          All SSNF Benefit Plans that are group health plans have been operated in all material respects in compliance with the group health plan continuation requirements of Section 4980B of the Code and all other applicable sections of ERISA and the Code.  SSNF may amend or terminate any such SSNF Benefit Plan at any time without incurring any liability thereunder for future benefits coverage at any time after such termination.
(h)          Except as otherwise provided for in this Agreement or as set forth in SSNF Disclosure Schedule 3.15(h), neither the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (individually or in conjunction with any other event) will (i) entitle any SSNF Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the SSNF Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the SSNF Benefit Plans, (iv) result in any payment that would be an excess "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, or (v) limit or restrict the right of SSNF or, after the consummation of the transactions contemplated hereby, FBMS or any of its Subsidiaries, to merge, amend or terminate any of the SSNF Benefit Plans.
(i)          Except as set forth in SSNF Disclosure Schedule 3.15(i), (i) each SSNF Benefit Plan that is a non-qualified deferred compensation plan or arrangement within the meaning of Section 409A of the Code, and any underlying award, is in compliance in all material respects with Section 409A of the Code and (ii) no payment or award that has been made to any participant under a SSNF Benefit Plan is subject to the interest and penalties specified in Section 409A(a)(1)(B) of the Code. Neither SSNF nor any of its Subsidiaries (x) has agreed to reimburse or indemnify any participant in a SSNF Benefit Plan for any of the interest and the penalties specified in Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future, or (y) except as set forth in SSNF Disclosure Schedule 3.15(i), has been required to report to any Government Authority any correction or taxes due as a result of a failure to comply with Section 409A of the Code.
(j)          No SSNF Benefit Plan provides for the gross-up or reimbursement of any Taxes imposed by Section 4999 of the Code or otherwise.
(k)          SSNF Disclosure Schedule 3.15(k) contains a schedule showing the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement) under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer, employee or consultant of SSNF or any of its Subsidiaries who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any SSNF Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such Person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.
(l)          SSNF and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for SSNF or any of its Subsidiaries for purposes of each SSNF Benefit Plan, ERISA and the Code.
Section 3.16          Labor Matters.  Neither SSNF nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is there any proceeding pending or, to SSNF's Knowledge threatened, asserting that SSNF or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel SSNF or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute against SSNF pending or, to SSNF's Knowledge, threatened, nor to SSNF's Knowledge is there any activity involving SSNF Employees seeking to certify a collective bargaining unit or engaging in other organizational activity.  To its Knowledge SSNF and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for SSNF or any of its Subsidiaries for purposes of federal and state unemployment compensation Laws, workers' compensation Laws and the rules and regulations of the U.S. Department of Labor.  To SSNF's Knowledge, no officer of SSNF or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement or any other restrictive covenant.
Section 3.17          Environmental Matters.  (a) To its Knowledge, SSNF and its Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no action or investigation by or before any Governmental Authority relating to or arising under any Environmental Laws that is pending or, to the Knowledge of SSNF threatened against SSNF or any of its Subsidiaries or any real property or facility presently owned, operated or leased by SSNF or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity), (c) neither SSNF nor any of its Subsidiaries has received any notice of or is subject to any liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws, (d) to the Knowledge of SSNF, there have been no releases of Hazardous Substances at, on, under, or affecting any of the real properties or facilities presently owned, operated or leased by SSNF or any of its Subsidiaries or any predecessor (including in a fiduciary or agency capacity) in amount or condition that has resulted in or would reasonably be expected to result in liability to SSNF or any of its Subsidiaries relating to or arising under any Environmental Laws, and (e) to the Knowledge of SSNF, there are no underground storage tanks on, in or under any property currently owned, operated or leased by SSNF or any of its Subsidiaries.
Section 3.18          Tax Matters.
(a)          Each of SSNF and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in compliance with all Applicable Laws in all material respects.  All material Taxes due and owing by SSNF or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither SSNF nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return. Neither SSNF nor any of its Subsidiaries has ever received written notice of any claim by any Governmental Authority in a jurisdiction where SSNF or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of SSNF or any of its Subsidiaries.
(b)          SSNF and each of its Subsidiaries have properly withheld and paid over to the appropriate Governmental Authority all material Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person, and have complied in all material respects with all applicable reporting requirements related to Taxes.
(c)          No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to a material amount of Taxes of SSNF or any of its Subsidiaries. Neither SSNF nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where SSNF or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of material Tax proposed, asserted, or assessed by any taxing authority against SSNF or any of its Subsidiaries which, in either case (i) or (ii), have not been fully paid or settled.
(d)          SSNF has delivered or made available to FBMS true and complete copies of the material foreign, federal, state or local Tax Returns filed with respect to SSNF or any of its Subsidiaries, and of all material examination reports and statements of deficiencies assessed against or agreed to by SSNF, in each case with respect to income Taxes, for taxable periods ended on or after December 31, 2014.
(e)          With respect to tax years open for audit as of the date hereof, neither SSNF nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(f)          Neither SSNF nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).  Neither SSNF nor any of its Subsidiaries is a party to or is otherwise bound by any material Tax allocation or sharing agreement (other than such an agreement (i) exclusively between or among SSNF and its Subsidiaries, (ii) with customers, vendors, lessors or similar third parties entered into in the Ordinary Course of Business and not primarily related to Taxes or (iii) that will terminate as of the Closing Date without any further material payments being required to be made). SSNF (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SSNF), and (ii) has no liability for the Taxes of any Person (other than SSNF and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law), as a transferee or successor, by contract, or otherwise.
(g)          The most recent Financial Statements as of the date hereof reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by SSNF and its Subsidiaries for all taxable periods through the date of such Financial Statements.  Since December 31, 2016, neither SSNF nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
(h)          Neither SSNF nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local Law for a taxable period ending on or prior to the Closing Date; (ii)

"closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of foreign, state or local Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(i)          Since January 1, 2014, neither SSNF nor any of its Subsidiaries has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(j)          Neither SSNF nor any of its Subsidiaries has been a party to any "listed transaction," as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year for which the statute of limitations has not expired.
(k)          Neither SSNF nor any of its Subsidiaries (i) is a "controlled foreign corporation" as defined in Section 957 of the Code, (ii) is a "passive foreign investment company" within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(l)          Neither SSNF nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.
Section 3.19          Investment Securities.  SSNF Disclosure Schedule 3.19 sets forth as of September 30, 2017, the SSNF Investment Securities, as well as any purchases or sales of SSNF Investment Securities between September 30, 2017 to and including November 30, 2017, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities "available for sale" or securities "held to maturity" (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any SSNF Investment Securities sold during such time period between September 30, 2017 and November 30, 2017.  Neither SSNF nor any of its Subsidiaries owns any of the outstanding equity of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company, mortgage or loan broker or any other financial institution other than Sunshine Bank.
Section 3.20          Derivative Transactions.  Neither SSNF nor any of its Subsidiaries is a party to or otherwise bound by any Derivative Transaction.
Section 3.21          Regulatory Capitalization.  SSNF and Sunshine Bank are "well-capitalized," as such term is defined in the applicable state and federal rules and regulations.
Section 3.22          Loans; Nonperforming and Classified Assets.

(a)          SSNF Disclosure Schedule 3.22(a), sets forth all (i) loan, loan agreement, note or borrowing arrangement and other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which SSNF or any of its Subsidiaries is a creditor which, as of September 30, 2017, was over sixty (60) days or more delinquent in payment of principal or interest, and (ii) Loans with any director, executive officer or 5% or greater shareholder of SSNF or any of its Subsidiaries, or to the Knowledge of SSNF, any affiliate of any of the foregoing.  Set forth in SSNF Disclosure Schedule 3.22(a) is a true, correct and complete list of (A) all of the Loans of SSNF and its Subsidiaries that, as of September 30, 2017, were classified as "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import by Sunshine Bank, SSNF or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each Loan classified by Sunshine Bank as a Troubled Debt Restructuring as defined by GAAP.
(b)          SSNF Disclosure Schedule 3.22(b) identifies each asset of SSNF or any of its Subsidiaries that as of September 30, 2017 was classified as other real estate owned ("OREO") and the book value thereof as of November 30, 2017 as well as any assets classified as OREO between December 31, 2016 and November 30, 2017 and any sales of OREO between December 31, 2016 and November 30, 2017, reflecting any gain or loss with respect to any OREO sold.
(c)          Each Loan held in SSNF's or any of its Subsidiaries' loan portfolio (each a "SSNF Loan") (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and (iii)  is a legal, valid and binding obligation of the SSNF and the obligor named therein, and, assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms, subject the Enforceability Exception.
(d)          All currently outstanding SSNF Loans were solicited, originated and currently exist in material compliance with all applicable requirements of Law and the notes or other credit or security documents with respect to each such outstanding SSNF Loan are complete and correct in all material respects. There are no oral modifications or amendments or additional agreements related to the SSNF Loans that are not reflected in the written records of SSNF or its Subsidiary, as applicable.  All such SSNF Loans are owned by SSNF or its Subsidiary free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Atlanta. No claims of defense as to the enforcement of any SSNF Loan have been asserted in writing against SSNF or any of its Subsidiaries for which there is a reasonable possibility of a material adverse determination, and SSNF has no Knowledge of any acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a reasonable possibility of a material adverse determination to its Subsidiaries. Other than participation loans purchased by SSNF from third parties that are described on SSNF Disclosure Schedule 3.22(d), no SSNF Loans are presently serviced by third parties and there is no obligation which could result in any SSNF Loan becoming subject to any third party servicing.

(e)          Neither SSNF nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates SSNF or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of SSNF or any of its Subsidiaries, unless there is a material breach of a representation or covenant by SSNF or any of its Subsidiaries, and none of the agreements pursuant to which SSNF or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(f)          Neither SSNF nor any of its Subsidiaries is now nor has it ever been since January 1, 2014, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
Section 3.23          Allowance for Loan and Lease Losses.  SSNF's allowance for loan and lease losses as reflected in each of (a) the latest balance sheet included in the Financial Statements and (b) in the balance sheet as of December 31, 2016 included in the Financial Statements, were, in the opinion of management, as of each of the dates thereof, in compliance in all material respects with SSNF's existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.
Section 3.24          Trust Business; Administration of Fiduciary Accounts.  Neither SSNF nor any of its Subsidiaries has offered or engaged in providing any individual or corporate trust services or administers any accounts for which it acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
Section 3.25          Investment Management and Related Activities.  Except as set forth in SSNF Disclosure Schedule 3.25, none of SSNF, any SSNF Subsidiary or any of their respective directors, officers or employees is required to be registered, licensed or authorized under the Laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
Section 3.26          Repurchase Agreements.  With respect to all agreements pursuant to which SSNF or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, SSNF or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
Section 3.27          Deposit Insurance.  The deposits of Sunshine Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act ("FDIA") to the fullest extent permitted by Law, and Sunshine Bank has paid all premiums and assessments and filed all reports required by the FDIA.  No proceedings for the revocation or termination of such deposit insurance are pending or, to SSNF's Knowledge, threatened.
Section 3.28          Community Reinvestment Act, Anti-money Laundering and Customer Information Security.  Neither SSNF nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and neither SSNF nor any of its Subsidiaries has Knowledge, that any facts or circumstances exist, which would cause SSNF or any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than "satisfactory"; or (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder. Furthermore, the boards of directors of SSNF and its Subsidiaries has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act.
Section 3.29          Transactions with Affiliates.  Except as set forth in SSNF Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by SSNF or any of its Subsidiaries to, and neither SSNF nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, five percent (5%) or greater shareholder of SSNF or any of its Subsidiaries or to any of their respective Affiliates or Associates, other than part of the normal and customary terms of such persons' employment or service as a director with SSNF or any of its Subsidiaries and other than deposits held by Sunshine Bank in the Ordinary Course of Business, or (b) any other Affiliate of SSNF or any of its Subsidiaries.  Except as set forth in SSNF Disclosure Schedule 3.29, neither SSNF nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers or other Affiliates. All agreements between Sunshine Bank and any of its Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the FRB.
Section 3.30          Tangible Properties and Assets.
(a)          SSNF Disclosure Schedule 3.30(a) sets forth a true, correct and complete list of all real property owned by SSNF and each of its Subsidiaries.  Except as set forth in SSNF Disclosure Schedule 3.30(a), SSNF or its Subsidiaries has good and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, and (ii) easements, rights of way, and other similar Liens that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.  There is no pending or, to SSNF's Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature with respect to the real property that SSNF or any of its Subsidiaries owns, uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. True and complete copies of all deeds or other documentation evidencing ownership of the real properties set forth in SSNF Disclosure Schedule 3.30(a), and complete copies of the title insurance policies and surveys for each property, together with any mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to FBMS.
(b)          SSNF Disclosure Schedule 3.30(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which SSNF or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the "Leases"). Each of the Leases is valid, binding and in full force and effect and neither SSNF nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. To SSNF's Knowledge, there has not occurred any event and no condition exists that would constitute a termination event or a breach by SSNF or any of its Subsidiaries of, or default by SSNF or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease. To SSNF's Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease.  SSNF and each of its Subsidiaries have paid all rents and other charges to the extent due under the Leases. True and complete copies of all leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties listed in SSNF Disclosure Schedule 3.30(b), have been furnished or made available to FBMS.
(c)          All buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the owned real property or the subject of the Leases are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of SSNF and its Subsidiaries.
Section 3.31          Intellectual Property.  SSNF Disclosure Schedule 3.31 sets forth a true, complete and correct list of all SSNF Intellectual Property.  SSNF or its Subsidiaries owns or has a valid license to use all SSNF Intellectual Property, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). The SSNF Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of SSNF and its Subsidiaries as currently conducted. The SSNF Intellectual Property is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither SSNF nor any of its Subsidiaries has received notice challenging the validity or enforceability of SSNF Intellectual Property.  None of SSNF or any of its Subsidiaries is, nor will any of them be as a result of the execution and delivery of this

Agreement or the performance by SSNF of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which SSNF or any of its Subsidiaries is a party and pursuant to which SSNF or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets or computer software, and neither SSNF nor any of its Subsidiaries has received notice challenging SSNF's or any of its Subsidiaries' license or legally enforceable right to use any such third-party intellectual property rights.  The consummation of the transactions contemplated hereby will not result in the material loss or impairment of the right of SSNF or any of its Subsidiaries to own or use any of SSNF Intellectual Property.
Section 3.32          Insurance.
(a)          SSNF Disclosure Schedule 3.32(a) identifies all of the insurance policies, binders, or bonds currently maintained by SSNF and its Subsidiaries (the "Insurance Policies"), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000.  SSNF and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of SSNF reasonably has determined to be prudent in accordance with industry practices.  All of the Insurance Policies are in full force and effect, neither SSNF nor any Subsidiary has received notice of cancellation of any of the Insurance Policies or is otherwise aware that any insurer under any of the Insurance Policies has expressed an intent to cancel any such Insurance Policies, and neither SSNF nor any of its Subsidiaries is in default thereunder, and all claims thereunder have been filed in due and timely fashion in all material respects.
(b)          SSNF Disclosure Schedule 3.32(b) sets forth a true, correct and complete description of all bank owned life insurance ("BOLI") owned by SSNF or its Subsidiaries, including the value of its BOLI as of the end of the month prior to the date hereof.  The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the Financial Statements in accordance with GAAP.  All BOLI is owned solely by Sunshine Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under SSNF's BOLI.  Neither SSNF nor any of SSNF's Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.
Section 3.33          Antitakeover Provisions.  No "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation is applicable to this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.
Section 3.34          SSNF Information.  The information relating to SSNF and its Subsidiaries that is provided by or on behalf of SSNF for inclusion in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to SSNF's shareholders, and as of the date of the SSNF Meeting, with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any SSNF Report as of a later date shall be deemed to modify information as of an earlier date.  The portions of the Proxy Statement-Prospectus relating to SSNF and SSNF's Subsidiaries and other portions thereof within the reasonable control of SSNF and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
Section 3.35          Transaction Costs.  SSNF Disclosure Schedule 3.35 sets forth attorneys' fees, investment banking fees, accounting fees and other costs or fees of SSNF and its Subsidiaries that, based upon reasonable inquiry, are expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement.
ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF FBMS
Except as set forth in the disclosure schedule delivered by FBMS to SSNF prior to or concurrently with the execution of this Agreement with respect to each such Section below (the "FBMS Disclosure Schedule"); provided, that (a)  the mere inclusion of an item in the FBMS Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FBMS that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on FBMS, and (b) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, FBMS hereby represents and warrants to SSNF as follows:
Section 4.01          Organization and Standing.  Each of FBMS and its Subsidiaries is (a) an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (b) is duly licensed or qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified has not had, and is not reasonably likely to have, a Material Adverse Effect with respect to FBMS.
Section 4.02          Capital Stock.  The authorized capital stock of FBMS consists of 20,000,000 shares of FBMS Common Stock, and 10,000,000 shares of preferred stock.  As of the date hereof, 11,192,401 shares of FBMS Common Stock were issued and outstanding and no shares of preferred stock were issued and outstanding. The outstanding shares of FBMS Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any FBMS shareholder. The shares of FBMS Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights.  All shares of FBMS's capital stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities Laws.

Section 4.03          Corporate Power.
(a)          FBMS and each of its Subsidiaries has the corporate or similar power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and FBMS has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the Regulatory Approvals.
(b)          FBMS has made available to SSNF a complete and correct copy of its articles of incorporation and bylaws or equivalent organizational documents, each as amended to date, of FBMS and each of its Subsidiaries. Neither FBMS nor any of its Subsidiaries is in violation of any of the terms of its articles of incorporation, bylaws or equivalent organizational documents.
Section 4.04          Corporate Authority.  This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of FBMS on or prior to the date hereof.  FBMS has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by SSNF, this Agreement is a valid and legally binding obligation of FBMS, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors' rights or by general equity principles).
Section 4.05          SEC Documents; Financial Statements.
(a)          FBMS has filed all required reports, forms, schedules, registration statements and other documents with the SEC that it has been required to file since January 1, 2014 (the "FBMS Reports"), and has paid all fees and assessments due and payable in connection therewith.  As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the FBMS Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FBMS Reports, and none of the FBMS Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no executive officer of FBMS has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the FBMS Reports.
(b)          The consolidated financial statements of FBMS (or incorporated by reference) included (or incorporated by reference) in the FBMS Reports (including the related notes, where applicable) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present, in all material respects, the consolidated financial position of FBMS and its Subsidiaries and the consolidated results of operations, changes in shareholders' equity and cash flows of such companies as of the dates and for the periods shown. The books and records of FBMS and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.  T. E. Lott & Company has not resigned (or informed FBMS that it intends to resign) or been dismissed as independent public accountants of FBMS as a result of or in connection with any disagreements with FBMS on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(c)          FBMS (x) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (y) has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of FBMS's board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect FBMS's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FBMS's internal control over financial reporting. These disclosures were made in writing by management to FBMS's auditors and audit committee. There is no reason to believe that FBMS's outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)          Since January 1, 2014, neither FBMS nor any of its Subsidiaries nor, to FBMS's Knowledge, any director, officer, employee, auditor, accountant or representative of FBMS or any of its Subsidiaries has received, or otherwise had or obtained Knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of FBMS or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FBMS or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
Section 4.06          Regulatory Reports.  Except as set forth on FBMS Schedule 4.06, since January 1, 2014, FBMS and each of its Subsidiaries has timely filed with the SEC, OCC, FRB, FDIC, any SRO and any other applicable Governmental Authority, in correct form, all reports, registration statements and other documents required to be filed under applicable Laws and regulations and have paid all fees and assessments due and payable in connection therewith, and such reports were complete and accurate and in compliance in all material respects with the requirements of applicable Laws and regulations, except where the failure to file such report or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect with respect to FBMS. Except for normal examinations conducted by a Governmental Authority in the regular course of the business of

FBMS and its Subsidiaries, no Governmental Authority has notified FBMS that it has initiated or has pending any proceeding or, to the Knowledge of FBMS threatened an investigation into the business or operations of FBMS or any of its Subsidiaries since January 1, 2014, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS.  There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report filed by, or relating to any examinations or inspections by any such Governmental Authority of FBMS or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS.
Section 4.07          Regulatory Approvals; No Defaults.  No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority are required to be made or obtained by FBMS or any of its Subsidiaries in connection with the execution, delivery or performance by FBMS of this Agreement or to consummate the transactions contemplated by this Agreement, including the Bank Merger, except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger contemplated by Section 1.05(a) and the filing of documents with the FDIC, the OCC, applicable state banking agencies, and the Secretary of State of Florida to cause the Bank Merger to become effective, (iv) such other filings and reports as required pursuant to the Exchange Act and the rules and regulations promulgated thereunder, or applicable stock exchange requirements, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO and the rules of the NASDAQ and (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of FBMS Common Stock pursuant to this Agreement and approval of listing of such FBMS Common Stock on the NASDAQ.  Subject to the receipt of the approvals referred to in the preceding sentence, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by FBMS do not and will not, (1) constitute a breach or violation of, or a default under, the articles of incorporation and bylaws of FBMS, (2) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FBMS or any of its Subsidiaries, or any of their respective properties or assets, (3) violate, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FBMS or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which FBMS or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.  As of the date hereof, FBMS has no Knowledge of any reason (i) why the Regulatory Approvals and other necessary consents and approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis and (ii) why a Burdensome Condition would be imposed.
Section 4.08          FBMS Information.  The information relating to FBMS and its Subsidiaries that is supplied by or on behalf of FBMS for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the Registration Statement will not (with respect to the

Proxy Statement-Prospectus, as of the date the Proxy Statement-Prospectus is first mailed to SSNF shareholders, and as of the date of the SSNF Meeting, with respect to the Registration Statement, as of the time the Registration Statement or any amendment or supplement thereto is declared effective under the Securities Act) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that any information contained in any FBMS Report as of a later date shall be deemed to modify information as of an earlier date. The portions of the Proxy Statement-Prospectus relating to FBMS and FBMS's Subsidiaries and other portions thereof within the reasonable control of FBMS and its Subsidiaries will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.
Section 4.09          Absence of Certain Changes or Events.  Except as reflected or disclosed in FBMS's Annual Report on Form 10-K for the year ended December 31, 2016 or in the FBMS Reports since December 31, 2016, as filed with the SEC, there has been no change or development with respect to FBMS and its assets and business or combination of such changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect with respect to FBMS.
Section 4.10          Compliance with Laws.
(a)          FBMS and each of its Subsidiaries is, and have been since January 1, 2014, in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Dodd-Frank Act, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act or the regulations implementing such statutes, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale and servicing of mortgage loans.  Neither FBMS nor any of its Subsidiaries has been advised of any supervisory concerns regarding their compliance with the Bank Secrecy Act or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b)          FBMS and each of its Subsidiaries have all material permits, licenses, authorizations, orders and approvals of, and each has made all filings and applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted.  All such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to FBMS's Knowledge, no suspension or cancellation of any of them is threatened.
(c)          Neither FBMS nor any of its Subsidiaries has received, since January 1, 2014, written or, to FBMS's Knowledge, oral notification from any Governmental Authority

(i) asserting that it is not in compliance with any of the Laws which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization, except where such noncompliance of threatened revocation is not reasonably likely to have, a Material Adverse Effect with respect to FBMS.
Section 4.11          FBMS Regulatory Matters.
(a)          FBMS is regulated as a financial holding company under the Bank Holding Company Act of 1956.
(b)          The deposit accounts of The First are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to FBMS's Knowledge, threatened.  The First received a rating of "satisfactory" in its most recent examination under the Community Reinvestment Act.
(c)          Since January 1, 2014, neither FBMS nor any of its Subsidiaries is party to, or the subject of, any cease-and-desist order, consent order, written agreement, order for civil money penalty, refund, restitution, prompt corrective action directive, memorandum of understanding, supervisory letter, individual minimum capital requirement, operating agreement, or any other formal or informal enforcement action issued or required by, or entered into with, any Governmental Authority.  Neither FBMS nor any of its Subsidiaries has made, adopted, or implemented any commitment, board resolution, policy, or procedure at the request or recommendation of any Governmental Authority that limits in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its payment of dividends or distribution of capital, its credit or risk management, its compliance program, its management, its growth, or its business. Neither FBMS nor any of its Subsidiaries has Knowledge that any Governmental Authority is considering issuing, initiating, ordering, requesting, recommending, or otherwise proceeding with any of the items referenced in this paragraph.
(d)          Except for examinations of FBMS and its Subsidiaries conducted by their respective primary functional regulators in the Ordinary Course of Business, no Governmental Authority has initiated, threatened, or has pending any proceeding or, to the Knowledge of FBMS, any inquiry or investigation into the business or operations of FBMS or any of its Subsidiaries, except where such proceeding, inquiry, or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS or to prevent or materially delay receipt of the Regulatory Approvals.
(e)          There is no unresolved violation, apparent violation, criticism, matter requiring attention, recommendation, or exception cited, made, or threatened by any Governmental Authority in any report of examination, report of inspection, supervisory letter or other communication with FBMS or any of its Subsidiaries that (i) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect with respect to FBMS or (ii) would reasonably be likely to prevent or materially delay the receipt of the Regulatory Approvals or result in a Burdensome Condition.

Section 4.12          Brokers.  Neither FBMS nor any of its officers, directors or any of its Subsidiaries has employed any broker or finder or incurred, nor will it incur, any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that FBMS has engaged, and will pay a fee or commission to Keefe, Bruyette & Woods, Inc.
Section 4.13          Legal Proceedings.
(a)          Neither FBMS nor any of its Subsidiaries is a party to any, and there are no pending or, to FBMS's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FBMS or any of its Subsidiaries or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on FBMS, or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)          There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon FBMS, any of its Subsidiaries or the assets of FBMS or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger would apply to the Surviving Entity or any of its Subsidiaries or affiliates).
Section 4.14          Tax Matters.
(a)          Each of FBMS and its Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by FBMS or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since January 1, 2014, neither FBMS nor any of its Subsidiaries has received written notice of any claim by any Governmental Authority in a jurisdiction where FBMS or such Subsidiary does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no material Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP) upon any of the assets of FBMS or any of its Subsidiaries.
(b)          No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or threatened in writing, in each case, with respect to a material amount of Taxes of FBMS or any of its Subsidiaries. Neither FBMS nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where FBMS or any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review with respect to Taxes or (ii) notice of deficiency or proposed adjustment for any amount of material Tax proposed, asserted, or assessed by any taxing authority against FBMS or any of its Subsidiaries which, in either case (i) or (ii), have not been fully paid or settled.

(c)          Since December 31, 2016, neither FBMS nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.
(d)          Neither FBMS nor any of its Subsidiaries has been a party to any "listed transaction," as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Regulations in any tax year for which the statute of limitations has not expired.
(e)          Neither FBMS nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would be reasonably likely to prevent the Merger or the Bank Merger from qualifying for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.
Section 4.15          Regulatory Capitalization.  FBMS and its Subsidiaries are "well-capitalized," as such term is defined in the applicable state and federal rules and regulations.
Section 4.16          No Financing.  FBMS has and will have as of the Effective Time, without having to resort to external sources, sufficient capital to effect the transactions contemplated by this Agreement.
ARTICLE V

 COVENANTS
Section 5.01          Covenants of SSNF.  During the period from the date of this Agreement and continuing until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated or permitted by this Agreement (including as set forth in the SSNF Disclosure Schedule), required by Law or with the prior written consent of FBMS (which consent shall not be unreasonably withheld, conditioned or delayed), SSNF shall carry on its business, including the business of each of its Subsidiaries, in the Ordinary Course of Business in all material respects and consistent with prudent banking practice.  Without limiting the generality of the foregoing, SSNF will use commercially reasonable efforts to (i) preserve its business organizations and assets intact, (ii) keep available to itself and FBMS the present services of the current officers and employees of SSNF and its Subsidiaries, (iii) preserve for itself and FBMS the goodwill of its customers, employees, lessors and others with whom business relationships exist, (iv) continue diligent collection efforts with respect to any delinquent loans and, to the extent within its control, not allow any material increase in delinquent loans.  Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as set forth in SSNF Disclosure Schedule 5.01, (y) as otherwise expressly required by this Agreement, or (z) consented to in writing by FBMS (which consent shall not be unreasonably withheld, conditioned or delayed, and FBMS shall, when considering the reasonableness of any such request, take into account the preservation of the franchise value of SSNF and Sunshine Bank as independent enterprises on a going-forward basis and the prevention of substantial deterioration of the properties of Sunshine and its Subsidiaries), SSNF shall not and shall not permit its Subsidiaries to:

(a)          Stock.  (i) Issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its stock, any Rights, any new award or grant under the SSNF Stock Plans or otherwise, or any other securities (including units of beneficial ownership interest in any partnership or limited liability company), or enter into any agreement with respect to the foregoing, except that SSNF may issue shares of SSNF Common Stock upon the exercise of SSNF Stock Options which are currently outstanding and vested (or which become vested prior to the Effective Time), (ii) except as expressly permitted by this Agreement, accelerate the vesting of any existing Rights, or (iii) except as expressly permitted by this Agreement (and provided that SSNF may repurchase, redeem or otherwise acquire shares of SSNF Common Stock in connection with the payment of (x) the exercise price and any related withholding taxes owed by the holder of an SSNF Stock Option who exercises an SSNF Stock Option or (y) the withholding taxes owed by a holder of an SSNF Restricted Share upon the vesting of an SSNF Restricted Share), directly or indirectly change (or establish a record date for changing), adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other  securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any Rights issued and outstanding prior to the Effective Time.
(b)          Dividends; Other Distributions.  Make, declare, pay or set aside for payment of dividends payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of its capital stock, except for dividends from wholly owned Subsidiaries to SSNF.
(c)          Compensation; Employment Agreements, Etc.  Enter into or amend or renew any employment, consulting, compensatory, severance, retention or similar agreements or arrangements with any director, officer or employee of SSNF or any of its Subsidiaries, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments, except, in each case, (i) normal increases in base salary to employees in the Ordinary Course of Business and pursuant to policies currently in effect, provided that, such increases shall not result in an annual adjustment in base compensation (which includes base salary and any other compensation other than bonus payments) of more than 5% for any individual or 3% in the aggregate for all employees of SSNF or any of its Subsidiaries other than annual increases in base compensation and year-end bonuses disclosed in SSNF Disclosure Schedule 5.01(c), (ii) as specifically provided for by this Agreement (including, without limitation, as contemplated by Section 5.11 of this Agreement), (iii) as may be required by Law, (iv) to satisfy the contractual obligations existing as of the date hereof set forth on SSNF Disclosure Schedule 3.15(k), or (iv) as otherwise set forth in SSNF Disclosure Schedule 5.01(c).
(d)          Hiring.  Hire any person as an employee or officer of SSNF or any of its Subsidiaries, except for at-will employment at an annual rate of base salary not to exceed $100,000 to fill vacancies that may arise from time to time in the Ordinary Course of Business.
(e)          Benefit Plans.  Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable Law, subject to the provision of prior written notice to and consultation with respect thereto with FBMS, (ii) to satisfy contractual obligations existing as of the date hereof and set forth in SSNF Disclosure Schedule 5.01(e), (iii)

as previously disclosed to FBMS and set forth in SSNF Disclosure Schedule 5.01(e), or (iv) as may be required pursuant to the terms of this Agreement) any SSNF Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of SSNF or any of its Subsidiaries.
(f)          Transactions with Affiliates.  Except pursuant to agreements or arrangements in effect on the date hereof and set forth in SSNF Disclosure Schedule 5.01(f), pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates or Associates  of any of its officers or directors other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business. This subsection shall not restrict Sunshine Bank from making or renewing loans to directors, officers, and their immediate family members, Affiliates, or Associates that are below the thresholds set forth in Section 5.01(s) and which are in compliance with Regulation O.
(g)          Dispositions.  Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to SSNF or any of its Subsidiaries.
(h)          Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or any portion of the assets, debt, business, deposits or properties of any other entity or Person, except for purchases specifically approved by FBMS pursuant to any other applicable paragraph of this Section 5.01.
(i)          Capital Expenditures.  Make any capital expenditures in amounts exceeding $50,000 individually, or $250,000 in the aggregate, provided that FBMS shall grant or deny its consent to emergency repairs or replacements necessary to prevent substantial deterioration of the condition of a property within two (2) Business Days of its receipt of a written request from SSNF.
(j)          Governing Documents.  Amend SSNF's articles of incorporation or bylaws or any equivalent documents of SSNF's Subsidiaries.
(k)          Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Laws or GAAP or applicable accounting requirements of any Governmental Authority, in each case, including changes in the interpretation or enforcement thereof.
(l)          Contracts.  Except as set forth in SSNF Disclosure Schedule 5.01(l), enter into, amend, modify, terminate, extend, or waive any material provision of, any SSNF Material Contract, Lease or Insurance Policy, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease, license or contract, other than normal renewals of contracts, licenses and leases without material adverse changes of terms with respect to SSNF or any of its Subsidiaries, or enter into any contract that would constitute a SSNF Material Contract if it were in effect on the date of this Agreement, except for any amendments, modifications or terminations reasonably requested by FBMS.
(m)          Claims.  Other than settlement of foreclosure actions in the Ordinary Course of Business, (i) enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which SSNF or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement or agreement involves payment by SSNF or any of its Subsidiaries of an amount which exceeds $100,000 individually or $200,000 in the aggregate and/or would impose any material restriction on the business of SSNF or any of its Subsidiaries or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.
(n)          Banking Operations.  (i) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (ii) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law, regulation or policies imposed by any Governmental Authority; (iii) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, its hedging practices and policies; and (iv) incur any material liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the Ordinary Course of Business.
(o)          Derivative Transactions.  Enter into any Derivative Transaction.
(p)          Indebtedness.  Incur any indebtedness for borrowed money other than in the Ordinary Course of Business consistent with past practice with a term not in excess of twelve (12) months (other than creation of deposit liabilities or sales of certificates of deposit in the Ordinary Course of Business), or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the Ordinary Course of Business and in accordance with the restrictions set forth in Section 5.01(s).
(q)          Investment Securities.  (i) Other than in accordance with SSNF's investment guidelines, acquire, sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks, nor (ii) change the classification method for any of the SSNF Investment Securities from "held to maturity" to "available for sale" or from "available for sale" to "held to maturity," as those terms are used in ASC 320.
(r)          Deposits.  Other than in the Ordinary Course of Business, make any changes to deposit pricing.
(s)          Loans.  Except for loans or extensions of credit approved and/or committed as of the date hereof that are listed in SSNF Disclosure Schedule 5.01(s), (i) make, renew, renegotiate,

increase, extend or modify any (A) unsecured loan, if the amount of such unsecured loan, together with any other outstanding unsecured loans made by SSNF or any of its Subsidiaries to such borrower or its Affiliates, would be in excess of $100,000, in the aggregate, (B) loan secured by other than a first lien in excess of $500,000, (C) loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (D) loan secured by a first lien residential mortgage and with no loan policy exceptions in excess of $750,000, (E) secured loan over $2,000,000, (F) any loan that is not made in conformity with SSNF's ordinary course lending policies and guidelines in effect as of the date hereof, or (G) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower of SSNF or any of its Subsidiaries (without regard to whether such other loans have been advanced or remain to be advanced) to exceed $2,000,000, (ii) sell any loan or loan pools in excess of $1,000,000 in principal amount or sale price (other than residential mortgage loan pools sold in the Ordinary Couse of Business), or (iii) acquire any servicing rights, or sell or otherwise transfer any loan where SSNF or any of its Subsidiaries retains any servicing rights. Any loan in excess of the limits set forth in this Section 5.01(s) shall require the prior written approval of the President or Chief Credit Officer or Credit Administrator of The First, which approval or rejection shall be given in writing within one (1) Business Day after the loan package is delivered to such individual.
(t)          Investments or Developments in Real Estate.  Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any real estate owned by SSNF or its Subsidiaries.
(u)          Taxes.  Except as required by applicable Law or in the Ordinary Course of Business, make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, provided that, for purposes of this Section 5.01(u), "material" means affecting or relating to $100,000 or more in Taxes or $200,000 or more of taxable income.
(v)          Adverse Actions. Take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair SSNF's ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.01.
(w)          Capital Stock Purchase.  Directly or indirectly repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except that SSNF may repurchase, redeem or otherwise acquire shares of SSNF Common Stock in connection with the payment of (i) the exercise price and any related withholding taxes owed by the holder of an SSNF Stock Option who exercises an SSNF Stock Option or (ii) the withholding taxes owed by a holder of an SSNF Restricted Share upon the vesting of an SSNF Restricted Share.

(x)          Facilities.  Except as required by Law, file any application or make any contract or commitment for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility or automated banking facility, except for any change that may be requested by FBMS.
(y)          Restructure.  Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(z)          Commitments.  (i) Enter into any contract with respect to, or otherwise agree or commit to do, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing or (ii) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied in any material respect or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.
Section 5.02          Covenants of FBMS.
(a)          Affirmative Covenants.  From the date hereof until the Effective Time, FBMS will carry on its business consistent with prudent banking practices and in compliance in all material respects with all applicable Laws.
(b)          Negative Covenants.  From the date hereof until the Effective Time, FBMS shall not and shall not permit any of its Subsidiaries to take any action or knowingly fail to take any action not contemplated by this Agreement that is intended or is reasonably likely to (i) prevent, delay or impair FBMS's ability to consummate the Merger or the transactions contemplated by this Agreement or (ii) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.02. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Authority, or with the prior written consent of SSNF during the period from the date of this Agreement to the Effective Time, FBMS shall not, and shall not permit any of its Subsidiaries to:
(i)          Take any action that is intended or is reasonably likely to result in the Merger or the Bank Merger failing to qualify as a "reorganization" under Section 368(a) of the Code;
(ii)          Take any action that is likely to materially impair FBMS's ability to perform any of its obligations under this Agreement or The First to perform any of its obligations under the Bank Plan of Merger; or
(iii)          Agree or commit to do any of the foregoing.
Section 5.03          Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI, and shall reasonably cooperate with the other Party to that end.
Section 5.04          SSNF Shareholder Approval.
(i)          Following the execution of this Agreement, SSNF shall take, in accordance in all material respects with applicable Law and the articles of incorporation and bylaws of SSNF, all action necessary to convene a special meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by SSNF's shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the "SSNF Meeting") and shall take all lawful action to solicit such approval by such shareholders.  SSNF shall use its reasonable best efforts to obtain the Requisite SSNF Shareholder Approval to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the SSNF Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by SSNF in connection with the SSNF Meeting are solicited in compliance in all material respects with the MGCL, the articles of incorporation and bylaws of SSNF, and all other applicable legal requirements.  Except with the prior approval of FBMS, no other matters shall be submitted for the approval of SSNF shareholders at the SSNF Meeting.
(ii)          Except to the extent provided otherwise in Section 5.09(a), the board of directors of SSNF shall at all times prior to and during the SSNF Meeting recommend approval of this Agreement by the shareholders of SSNF and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by SSNF's shareholders for consummation of the Merger and the transactions contemplated hereby (the "SSNF Recommendation") and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of FBMS or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement-Prospectus shall include the SSNF Recommendation.  In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite SSNF Shareholder Approval, SSNF will not adjourn or postpone the SSNF Meeting unless SSNF is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the board of directors of SSNF.  SSNF shall keep FBMS updated with respect to the proxy solicitation results in connection with the SSNF Meeting as reasonably requested by FBMS.
Section 5.05          Registration Statement; Proxy Statement-Prospectus; NASDAQ Listing.
(a)          FBMS and SSNF agree to cooperate in the preparation of the Registration Statement to be filed by FBMS with the SEC in connection with the issuance of FBMS Common Stock in the transactions contemplated by this Agreement (including the Proxy Statement-Prospectus and all related documents). SSNF shall use its reasonable best efforts to deliver to FBMS such financial statements and related analysis of SSNF, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" of SSNF, as may be required in order to file the Registration Statement, and any other report required to be filed by FBMS with the SEC, in each case, in compliance in all material respects with applicable Laws, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to FBMS to review.  Within forty-five (45) days of the date of this Agreement, FBMS shall file with the SEC the Registration Statement. Each of FBMS and SSNF agree to use their respective commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof and to maintain such effectiveness for as long as necessary to consummate the Merger and the other transactions contemplated by this Agreement.  FBMS also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement. SSNF agrees to cooperate with FBMS and FBMS's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from SSNF's independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, SSNF, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.
(b)          FBMS will advise SSNF, promptly after FBMS receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FBMS Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff.  FBMS will provide SSNF and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus, and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and FBMS will provide SSNF and its counsel with a copy of all such filings made with the SEC.  If at any time prior to the Effective Time there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, FBMS shall use its commercially reasonable efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with SSNF to mail such amendment or supplement to SSNF shareholders (if required under applicable Law).
(c)          FBMS will use its commercially reasonable efforts to cause the shares of FBMS Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.
Section 5.06          Regulatory Filings; Consents.
(a)          Each of FBMS and SSNF and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to promptly prepare all documentation (including the Registration Statement and the Proxy Statement-Prospectus), and to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, the Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger in the manner contemplated herein, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require FBMS or any of its Subsidiaries or SSNF or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have a material and adverse effect (measured on a scale relative to SSNF) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of FBMS, SSNF, the Surviving Entity or the Surviving Bank, after giving effect to the Merger ("Burdensome Condition"); provided, further, that any capital raise or minimum capital requirement as well as those actions set forth on FBMS Disclosure Schedule 5.06 shall not constitute a "Burdensome Condition."  FBMS and SSNF will furnish each other and each other's counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of FBMS or SSNF to any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority.  In addition, FBMS and SSNF shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.
(b)          SSNF will use its commercially reasonable efforts, and FBMS shall reasonably cooperate with SSNF at SSNF's request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described on SSNF Disclosure Schedule 3.12(c). Each Party will notify the other Party promptly and shall promptly furnish the other Party with copies of notices or other communications received by such Party or any of its Subsidiaries of any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such Party, its Subsidiaries or its representatives).  SSNF will consult with FBMS and its representatives as often as practicable under the circumstances so as to permit SSNF and FBMS and their respective representatives to cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
Section 5.07          Publicity.  FBMS and SSNF shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which shall not be unreasonably delayed or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of any stock exchanges. It is understood that FBMS shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.08          Access; Current Information.
(a)          For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice and subject to applicable Laws, SSNF agrees to afford FBMS and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours at any time and from time to time throughout the period prior to the Effective Time to SSNF's and its Subsidiaries' books, records (including, without limitation, Tax Returns and work papers of independent auditors), information technology systems, business, properties and personnel and to such other information relating to them as FBMS may reasonably request and SSNF shall use its commercially reasonable efforts to provide any appropriate notices to employees and/or customers in accordance with applicable Law and SSNF's privacy policy and, during such period, SSNF shall furnish to FBMS, upon FBMS's reasonable request, all such other information concerning the business, properties and personnel of SSNF and its Subsidiaries that is substantially similar in scope to the information provided to FBMS in connection with its diligence review prior to the date of this Agreement.
(b)          For the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, during the period of time from the date of this Agreement to the Effective Time, upon reasonable notice and subject to applicable Laws, FBMS agrees to furnish to SSNF such information as SSNF may reasonably request concerning the business of FBMS and its Subsidiaries that is substantially similar in scope to the information provided to SSNF in connection with its diligence review prior to the date of this Agreement.
(c)          As promptly as reasonably practicable after they become available, SSNF will furnish to FBMS copies of the board packages distributed to the board of directors of SSNF or any of its Subsidiaries, and minutes from the meetings thereof, copies of any internal management financial control reports showing actual financial performance against plan and previous period, and copies of any reports provided to the board of directors of SSNF or any committee thereof relating to the financial performance and risk management of SSNF.
(d)          During the period from the date of this Agreement to the Effective Time, at the reasonable request of either Party, the other Party will cause one or more of its designated representatives to confer with representatives of the requesting Party and to report the general status of the ongoing operations of the other Party and its Subsidiaries. Without limiting the foregoing, SSNF agrees to provide to FBMS (i) a copy of each report filed by SSNF or any of its Subsidiaries with a Governmental Authority, (ii) a copy of SSNF's monthly loan trial balance, and (iii) a copy of SSNF's monthly statement of condition and profit and loss statement and, if requested by FBMS, a copy of SSNF's daily statement of condition and daily profit and loss statement, in each case, which shall be provided as promptly as reasonably practicable after it is filed or prepared, as applicable

(e)          No investigation by a Party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other Party set forth in this Agreement, or the conditions to the respective obligations of FBMS and SSNF to consummate the transactions contemplated hereby.
(f)          Notwithstanding anything to the contrary in this Section 5.08, SSNF shall not be required to copy FBMS on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that SSNF's board of directors has been advised by counsel that such distribution to FBMS may violate a confidentiality obligation or fiduciary duty or any Law or regulation, or may result in a waiver of SSNF's attorney-client privilege.  In the event any of the restrictions in this Section 5.08(f) shall apply, SSNF shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the Parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
Section 5.09          No Solicitation by SSNF; Superior Proposals.
(a)          Except as permitted by Section 5.09(b), SSNF shall not, and shall cause its Subsidiaries and each of their respective officers, directors and employees not to, and will not authorize any investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of SSNF or any of SSNF's Subsidiaries (collectively, the "SSNF Representatives") to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than FBMS) any information or data with respect to SSNF or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which SSNF is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.  Any violation of the foregoing restrictions by any of the SSNF Representatives, whether or not such SSNF Representative is so authorized and whether or not such SSNF Representative is purporting to act on behalf of SSNF or otherwise, shall be deemed to be a breach of this Agreement by SSNF.  SSNF and its Subsidiaries shall, and shall cause each of the SSNF Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, "Acquisition Proposal" means any inquiry, offer or proposal (other than an inquiry, offer or proposal from FBMS), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.

For purposes of this Agreement, "Acquisition Transaction" means (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving SSNF or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, a significant portion of the assets of SSNF or any of its Subsidiaries; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of SSNF or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of SSNF or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
For purposes of this Agreement, "Superior Proposal" means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and SSNF or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding SSNF Common Stock or more than 50% of the assets of SSNF and its Subsidiaries, taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of SSNF reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by FBMS in response to such Acquisition Proposal, as contemplated by Section 5.09(c), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of SSNF from a financial point of view than the Merger.
(b)          Notwithstanding Section 5.09(a) or any other provision of this Agreement, prior to the date of the SSNF Meeting, SSNF may take any of the actions described in Section 5.09(a) if, but only if, (i) SSNF has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.09(a); (ii) the board of directors of SSNF reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is reasonably necessary to take such actions to comply with its fiduciary duties to SSNF's shareholders under applicable Law; (iii) SSNF has provided FBMS with at least three (3) Business Days' prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to SSNF or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, SSNF receives from such Person a confidentiality agreement with terms no less favorable to SSNF than those contained in the confidentiality agreement with FBMS.  SSNF shall promptly provide to FBMS any non-public information regarding SSNF or its Subsidiaries provided to any other Person which was not previously provided to FBMS, such additional information to be provided no later than the date of provision of such information to such other party.

(c)          SSNF shall promptly (and in any event within twenty-four (24) hours) notify FBMS in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, SSNF or the SSNF Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement).  SSNF agrees that it shall keep FBMS informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(d)          Neither the board of directors of SSNF nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to FBMS in connection with the transactions contemplated by this Agreement (including the Merger), the SSNF Recommendation, fail to reaffirm the SSNF Recommendation within three (3) Business Days following a request by FBMS, or make any statement, filing or release, in connection with the SSNF Meeting or otherwise, inconsistent with the SSNF Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the SSNF Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause SSNF or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.09(b)) or (B) requiring SSNF to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e)          Notwithstanding Section 5.09(d), prior to the date of the SSNF Meeting, the board of directors of SSNF may withdraw, qualify, amend or modify the SSNF Recommendation (a "SSNF Subsequent Determination") after the fifth (5th) Business Day following FBMS's receipt of a notice (the "Notice of Superior Proposal") from SSNF advising FBMS that the board of directors of SSNF has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 5.09(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of SSNF has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that it is reasonably necessary to take such actions to comply with its fiduciary duties to SSNF's shareholders under applicable Law, (ii) during the five (5) Business Day period after receipt of the Notice of Superior Proposal by FBMS (the "Notice Period"), SSNF and the board of directors of SSNF shall have cooperated and negotiated in good faith with FBMS to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable SSNF to proceed with the SSNF Recommendation without a SSNF Subsequent Determination; provided, however, that FBMS shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by FBMS since its receipt of such Notice of Superior

Proposal, the board of directors of SSNF has again in good faith made the determination (A) in clause (i) of this Section 5.09(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal.  In the event of any material revisions to the Superior Proposal, SSNF shall be required to deliver a new Notice of Superior Proposal to FBMS and again comply with the requirements of this Section 5.09(e), except that the Notice Period shall be reduced to three (3) Business Days.
(f)          Notwithstanding any SSNF Subsequent Determination, this Agreement shall be submitted to SSNF's shareholders at the SSNF Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve SSNF of such obligation; provided, however, that if the board of directors of SSNF shall have made a SSNF Subsequent Determination with respect to a Superior Proposal, then the board of directors of SSNF may recommend approval of such Superior Proposal by the shareholders of SSNF and may submit this Agreement to SSNF's shareholders without recommendation, in which event the board of directors of SSNF shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to SSNF's shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto.
(g)          Nothing contained in this Section 5.09 shall prohibit SSNF or the board of directors of SSNF from complying with SSNF's obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the SSNF Recommendation unless the board of directors of SSNF reaffirms the SSNF Recommendation in such disclosure.
Section 5.10          Indemnification.
(a)          For a period of six (6) years from and after the Effective Time, and in any event subject to the provisions of Section 5.10(b)(iv), FBMS shall indemnify and hold harmless the present and former directors and officers of SSNF and its Subsidiaries (each an "Indemnified Party"), against all costs, expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages, or liabilities or amounts that are paid in settlement (which settlement shall require the prior written consent of FBMS, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a "Claim"), arising out of actions or omissions of such persons in the course of performing their duties for SSNF or any of its Subsidiaries occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the same extent permitted under the organizational documents of SSNF and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law.
(b)          In connection with the indemnification provided pursuant to Section 5.10, FBMS and/or an FBMS Subsidiary will advance expenses, promptly after statements therefor are received, to each SSNF Indemnified Party, to the same extent permitted under the organizational documents of SSNF and its Subsidiaries in effect on the date of this Agreement to the extent permitted by applicable Law (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such SSNF Indemnified Party or multiple Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to FBMS.
(c)          Any Indemnified Party wishing to claim indemnification under this Section 5.10 shall promptly notify FBMS upon learning of any Claim, provided that, failure to so notify shall not affect the obligation of FBMS under this Section 5.10, unless, and only to the extent that, FBMS is materially prejudiced in the defense of such Claim as a consequence.  In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) FBMS shall have the right to assume the defense thereof and FBMS shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) FBMS shall not be liable for any settlement effected without its prior written consent and (iv) FBMS shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable federal or state banking Laws or regulations, or in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations, whether or not related to banking Laws.
(d)          For a period of six (6) years following the Effective Time, FBMS will maintain director's and officer's liability insurance (herein, "D&O Insurance") that serves to reimburse the present and former officers and directors of SSNF or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by SSNF; provided that, if FBMS is unable to maintain or obtain the insurance called for by this Section 5.10, FBMS will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 5.10(d)); and provided, further, that officers and directors of SSNF or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance.  In no event shall FBMS be required to expend for such tail insurance a premium amount in excess of an amount equal to 200% of the annual premiums paid by SSNF for D&O Insurance in effect as of the date of this Agreement (the "Maximum D&O Tail Premium").  If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, FBMS shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

(e)          This Section 5.10 shall survive the Effective Time, is intended to benefit each SSNF Indemnified Party (each of whom shall be entitled to enforce this Section against FBMS), and shall be binding on all successors and assigns of FBMS.
(f)          If FBMS or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of FBMS and its Subsidiaries shall assume the obligations set forth in this Section 5.10.
Section 5.11          Employees; Benefit Plans.
(a)          Following the Effective Time, FBMS shall maintain or cause to be maintained employee benefit plans for the benefit of employees who are full time employees of SSNF on the Closing Date and who become employees of FBMS ("Covered Employees") that provide employee benefits which, in the aggregate, are substantially comparable to the employee benefits and cash-based compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of FBMS; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of FBMS.  FBMS shall give the Covered Employees full credit for their prior service with SSNF (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by FBMS and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans, severance plans and similar arrangements maintained by FBMS.
(b)          With respect to any employee benefit plan of FBMS that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, FBMS shall use its commercially reasonable efforts to (i) cause any pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements under such FBMS plan to be waived with respect to such Covered Employee and his or her covered dependents to the extent such condition was or would have been covered under the SSNF Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee and his or her covered dependents in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable copayment, deductibles and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan..
(c)          Following the Effective Time, The First shall credit each Covered Employee with an amount of paid time off equal to such Covered Employee's accrued but unused paid time off at Sunshine Bank ("Carryover PTO"), provided that The First shall divide such Carryover PTO between sick leave and vacation leave at The First's discretion.  In addition, with respect to those employees hired before January 1, 1993, SSNF shall cause Sunshine Bank to pay to each such employee immediately prior to the Effective Time a lump sum cash amount equal to 25% of the value of each such employee's respective accrued but unused extended leave bank time (less applicable tax withholding).
(d)          SSNF shall cause Sunshine Bank to take all necessary actions to terminate the Sunshine Bank 401(k) Plan, effective as the date immediately preceding the Effective Time of the Merger, subject to the occurrence of the Effective Time.  SSNF shall provide FBMS with evidence that the Sunshine Bank 401(k) plan has been terminated and provide copies of the appropriate resolutions terminating the plan (the form and substance of which shall be subject to review and approval by FBMS, which will not be unreasonably withheld) not later than the day immediately preceding the Effective Time. The accounts of all participants and beneficiaries in the Sunshine Bank 401(k) Plan shall become fully vested upon termination of such plan.
(e)          The SSNF ESOP shall be terminated as of the date immediately preceding the Effective Time (the "ESOP Termination Date"), subject to the occurrence of the Effective Time. SSNF or Sunshine Bank shall make a pro rata contribution to the SSNF ESOP as of the ESOP Termination Date, with the amount of such pro rata contribution to be based upon the regularly scheduled contribution for the 2018 plan year and the number of full months from January 1, 2018 through the Effective Time.  SSNF shall provide FBMS with evidence that the SSNF ESOP has been terminated and provide copies of the appropriate resolutions terminating the plan (the form and substance of which shall be subject to review and approval by FBMS, which will not be unreasonably withheld) not later than the day immediately preceding the Effective Time. The accounts of all participants and beneficiaries in the SSNF ESOP shall become fully vested upon termination of such plan.  The Merger Consideration received with respect to the unallocated SSNF Common Stock held by the SSNF ESOP shall first be used to repay all then outstanding indebtedness under the outstanding loan to the SSNF ESOP, and the Merger Consideration remaining in the ESOP suspense account after repayment of the outstanding ESOP loan shall be allocated in accordance with the terms of the SSNF ESOP. SSNF shall, prior to the Effective Time, submit a request to the IRS for a favorable determination letter as to the SSNF ESOP's tax-qualified status under Code Section 401(a) on termination.  The parties shall use their respective commercially reasonable best efforts to obtain such favorable determination letter.  As soon as practicable following the later of the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the SSNF ESOP upon its termination, the account balances in the SSNF ESOP shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, in accordance with the requirements of the Code and ERISA; provided however, that nothing contained herein shall delay the distribution or transfer of account balances in the SSNF ESOP in the ordinary course for reasons other than the termination of such plan.
(f)          Prior to the Effective Time, SSNF shall take, and shall cause its Subsidiaries to take, all actions requested by FBMS that may be necessary or appropriate to, conditioned on the occurrence of the Effective Time, (i) cause one or more SSNF Benefits Plans not covered above to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any SSNF Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any SSNF Benefit Plan for such period as may be requested by FBMS, or (iv) facilitate the merger of any SSNF Benefit Plan into any employee benefit plan maintained by

FBMS. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 5.11(c) shall be subject to FBMS's reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.
(g)          Any employee of SSNF or Sunshine Community Bank that becomes an employee of FBMS or The First at the Effective Time who is terminated within one year following the Effective Time (other than for cause, death, disability, normal retirement or voluntarily resignation) shall receive a severance payment calculated in accordance with the policy set forth on FBMS Disclosure Schedule 5.11(g).
(h)          Following the Effective Time, FBMS shall assume, honor and comply with all obligations set forth in the employment and change in control agreements listed on SSNF Disclosure Schedule 3.15(a).
(i)          Nothing in this Section 5.11 shall be construed to limit the right of FBMS (including, following the Closing Date, SSNF) to amend or terminate any SSNF Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require FBMS (including, following the Closing Date, SSNF) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by FBMS of any Covered Employee subsequent to the Effective Time shall be subject in all events to FBMS's normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.
(j)            For purposes of this Section 5.10, (i) "employees of SSNF" shall include employees of SSNF or any of its Subsidiaries, (ii) "employees of FMBS" shall include employees of FBMS or any of its Subsidiaries, (iii) all references to SSNF shall include each of the Subsidiaries of SSNF (iv) all references to FMBS shall include each of the Subsidiaries of FBMS.
Section 5.12          Notification of Certain Changes.  FBMS and SSNF shall promptly advise the other Party of any change or event having, or which could reasonably be expected to have, a Material Adverse Effect or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its respective Subsidiaries' representations, warranties or covenants contained herein and SSNF shall provide on a periodic basis written notice to FBMS of any matters that SSNF becomes aware of that should be disclosed on a supplement or amendment to the SSNF Disclosure Schedule; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 5.12 or the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 6.01, Section 6.02 or Section 6.03 to be satisfied.
Section 5.13          Transition; Informational Systems Conversion.  From and after the date hereof, FBMS and SSNF will use their commercially reasonable efforts to facilitate the integration of SSNF with the business of FBMS following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of SSNF and each of its Subsidiaries (the "Informational Systems Conversion") to those used by FBMS, which planning shall include, but not be limited to, (a) discussion of third-party service provider arrangements of SSNF and each of its Subsidiaries; (b) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by SSNF and each of its Subsidiaries in connection with the systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time.  FBMS shall promptly reimburse SSNF on request for any reasonable and documented out-of-pocket fees, expenses or charges that SSNF may incur as a result of taking, at the request of FBMS, any action prior to the Effective Time to facilitate the Informational Systems Conversion.
Section 5.14          No Control of Other Party's Business.  Nothing contained in this Agreement shall give FBMS, directly or indirectly, the right to control or direct the operations of SSNF or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give SSNF, directly or indirectly, the right to control or direct the operations of FBMS or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of SSNF and FBMS shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries' respective operations.
Section 5.15          Certain Litigation.  Each Party shall promptly advise the other Party orally and in writing of any actual or threatened shareholder litigation against such Party and/or the members of the board of directors of SSNF or the board of directors of FBMS related to this Agreement or the Merger and the other transactions contemplated by this Agreement.  SSNF shall: (i) permit FBMS to review and discuss in advance, and consider in good faith the views of FBMS in connection with, any proposed written or oral response to such shareholder litigation; (ii) furnish FBMS's outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such shareholder litigation; (iii) consult with FBMS regarding the defense or settlement of any such shareholder litigation, shall give due consideration to FBMS's advice with respect to such shareholder litigation and shall not settle any such litigation prior to such consultation and consideration; provided, however, that SSNF shall not settle any such shareholder litigation if such settlement requires the payment of money damages, without the written consent of FBMS (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by SSNF is reasonably expected by SSNF, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by SSNF) under SSNF's existing director and officer insurance policies, including any tail policy.
Section 5.16          Director Resignations.  SSNF will cause to be delivered to FBMS (i) resignations of all the directors of SSNF and its Subsidiaries, such resignations to be effective as of the Effective Time, and (ii) a termination agreement, in form acceptable to FBMS in its sole discretion, with respect to that certain Agreement dated February 5, 2016 by and among SSNF, Sunshine Bank, Stilwell Value Partners VII, L.P., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Partners, L.P., and Stilwell Value LLC, a Delaware limited liability company, and Corissa J. Briglia.

Section 5.17          Non-Competition and Non-Disclosure Agreement.  Concurrently with the execution and delivery of this Agreement and effective upon Closing, SSNF has caused each director of SSNF and Sunshine Bank other than Brian Baggett to execute and deliver the Non-Competition and Non-Disclosure Agreement in the form attached hereto as Exhibit C and Brian Baggett to execute and deliver the Non-Solicitation and Non-Disclosure Agreement in the form attached hereto as Exhibit D    (collectively, the "Director Restrictive Covenant Agreements").
Section 5.18          Claims Letters.  Concurrently with the execution and delivery of this Agreement and effective upon the Closing, SSNF has caused each director of SSNF and Sunshine Bank to execute and deliver the Claims Letter in the form attached hereto as Exhibit E.
Section 5.19          Community Involvement.  Following the Effective Time, FBMS intends to take the measures described on FBMS Disclosure Schedule 5.19 to demonstrate its commitment to the communities in the Tallahassee area.
Section 5.20          Coordination.
(a)          Prior to the Effective Time, subject to applicable Laws, SSNF and its Subsidiaries shall take any actions FBMS may reasonably request from time to time to better prepare the parties for integration of the operations of SSNF and its Subsidiaries with FBMS and its Subsidiaries, respectively. Without limiting the foregoing, senior officers of SSNF and FBMS shall meet from time to time as FBMS may reasonably request, and in any event not less frequently than monthly, to review the financial and operational affairs of SSNF and its Subsidiaries, and SSNF shall give due consideration to FBMS's input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither FBMS nor The First shall under any circumstance be permitted to exercise control of SSNF or any of its Subsidiaries prior to the Effective Time. SSNF shall permit representatives of The First to be onsite at SSNF to facilitate integration of operations and assist with any other coordination efforts as necessary, provided such efforts shall be done without undue disruption to Sunshine Bank's business, during normal business hours and at the expense of FBMS or The First (not to include Sunshine Bank's regular employee payroll).
(b)          Prior to the Effective Time, subject to applicable Laws, SSNF and its Subsidiaries shall take any actions FBMS may reasonably request in connection with negotiating any amendments, modifications or terminations of any Leases or SSNF Material Contracts that FBMS may request, including, but not limited to, actions necessary to cause any such amendments, modifications or terminations to become effective prior to (to the extent that the conditions set forth in Article VI of this Agreement have already been satisfied), or immediately upon, the Closing, and shall cooperate with FBMS and will use its commercially reasonable efforts to negotiate specific provisions that may be requested by FBMS in connection with any such amendment, modification or termination.
(c)          From and after the date hereof, subject to applicable Laws, the parties shall reasonably cooperate (provided that the parties shall cooperate to reasonably minimize disruption to SSNF's or Sunshine Bank's business) with the other in preparing for the prompt conversion or consolidation of systems and business operations promptly after the Effective Time (including by entering into customary confidentiality, non-disclosure and similar agreements with the other party and appropriate service providers) and  SSNF shall, upon FBMS's reasonable request, introduce FBMS and its representatives to suppliers of SSNF and its Subsidiaries for the purpose of facilitating the integration of SSNF and its business into that of FBMS. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), subject to applicable Laws, SSNF shall, upon FBMS's reasonable request, introduce FBMS and its representatives to customers of SSNF and its Subsidiaries for the purpose of facilitating the integration of SSNF and its business into that of FBMS.  Any interaction between FBMS and SSNF's and any of its Subsidiaries' customers and suppliers shall be coordinated by SSNF. SSNF shall have the right to participate in any discussions between FBMS and SSNF's customers and suppliers.
(d)          FBMS and SSNF agree to take all action necessary and appropriate to cause Sunshine Bank to merge with The First in accordance with applicable Laws and the terms of the Plan of Bank Merger immediately following the Effective Time or as promptly as practicable thereafter.
Section 5.21          Transactional Expenses.  SSNF has provided in SSNF Disclosure Schedule 3.35 a reasonable good faith estimate of costs and fees that SSNF and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement, exclusive of any costs that may be incurred by SSNF as a result of any litigation which may arise in connection with this Agreement (collectively, "SSNF Expenses").  SSNF shall use its commercially reasonable efforts to cause the aggregate amount of all SSNF Expenses to not exceed the total expenses disclosed in SSNF Disclosure Schedule 3.35.  SSNF shall promptly notify FBMS if or when it determines that it expects to exceed its budget for SSNF Expenses. Notwithstanding anything to the contrary in this Section 5.20, SSNF shall not incur any investment banking, brokerage, finders or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly set forth in SSNF Disclosure Schedule 3.35.
Section 5.22          Confidentiality.  Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to applicable Laws, each of FBMS and SSNF, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party.  Each Party agrees that it will, and will cause its representatives to, hold any information obtained pursuant to this Article V in accordance with the terms of the confidentiality and non-disclosure agreement, dated as of April 14, 2017 between FBMS and SSNF.
Section 5.23          Tax Matters.  The Parties intend that the Merger and the Bank Merger shall each qualify as a "reorganization" within the meaning of Section 368(a) of the Code and that this Agreement constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the Regulations.  Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of FBMS and SSNF shall use their respective reasonable best efforts to cause each of the Merger and the Bank Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent either the Merger or the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
ARTICLE VI

 CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01          Conditions to Obligations of the Parties to Effect the Merger.  The respective obligations of the Parties to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the Parties prior to the Closing Date of each of the following conditions:
(a)          Shareholder Vote.  This Agreement and the transactions contemplated hereby, as applicable, shall have received the Requisite SSNF Shareholder Approval at the SSNF Meeting.
(b)          Regulatory Approvals; No Burdensome Condition.  All Regulatory Approvals required to consummate the Merger and the Bank Merger in the manner contemplated herein shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated, and no such Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.
(c)          No Injunctions or Restraints; Illegality.  No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
(d)          Effective Registration Statement.  The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.
(e)          Tax Opinions Relating to the Merger.  FBMS and SSNF, respectively, shall have received opinions from Alston & Bird LLP and Silver, Freedman Taff & Tiernan LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to FBMS and SSNF, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Silver, Freedman Taff & Tiernan LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of FBMS and SSNF, in form and substance reasonably acceptable to such counsel.
Section 6.02          Conditions to Obligations of SSNF.  The obligations of SSNF to consummate the Merger also are subject to the fulfillment or written waiver by SSNF prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of FBMS (i) set forth in Section 4.09 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (ii) Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.08, and Section 4.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.02(a), shall be true and correct (disregarding all qualifications or limitations as to "materiality", "Material Adverse Effect" and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to  FBMS.  SSNF shall have received a certificate signed on behalf of FBMS by the Chief Executive Officer or the Chief Financial Officer of FBMS to the foregoing effect.
(b)          Performance of Obligations of FBMS.  FBMS shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date except where the failure of the performance of, or compliance with, such obligation has not had and does not have a Material Adverse Effect on FBMS, and SSNF shall have received a certificate, dated the Closing Date, signed on behalf of FBMS by its Chief Executive Officer and the Chief Financial Officer to such effect.
(c)          No Material Adverse Effect.  Since the date of this Agreement (i) no change or event has occurred which has resulted in FBMS or The First being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
Section 6.03          Conditions to Obligations of FBMS.  The obligations of FBMS to consummate the Merger also are subject to the fulfillment or written waiver by FBMS prior to the Closing Date of each of the following conditions:
(a)          Representations and Warranties.  The representations and warranties of SSNF (i) set forth in Section 3.02(a) and Section 3.09(b) shall be true and correct in all respects (with respect to Section 3.02(a), other than de minimis inaccuracies, it being agreed that for purposes of Section 3.02(a), any inaccuracy in which the applicable amounts as of a date of determination exceed the amounts set forth in Section 3.02(a) by no more than 1% shall be deemed de minimis) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, (ii) the first sentence of Section 3.01, Section 3.04(a), Section 3.05, Section 3.14 and Section 3.34 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) set forth in this Agreement, other than those sections specifically identified in clauses (i) or (ii) of this Section 6.03(a), shall be true and correct (disregarding all qualifications or limitations as to "materiality", "Material Adverse Effect" and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to  SSNF.  FBMS shall have received a certificate signed on behalf of SSNF by the Chief Executive Officer or the Chief Financial Officer of SSNF to the foregoing effect.
(b)          Performance of Obligations of SSNF.  SSNF shall have performed and complied with all of its obligations under this Agreement in all material respects at or prior to the Closing Date, and FBMS shall have received a certificate, dated the Closing Date, signed on behalf of SSNF by SSNF's Chief Executive Officer and Chief Financial Officer, to such effect.
(c)          No Material Adverse Effect.  Since the date of this Agreement (i) no change or event has occurred which has resulted in SSNF or any of its Subsidiaries being subject to a Material Adverse Effect and (ii) no condition, event, fact, circumstance or other occurrence has occurred that may reasonably be expected to have or result in such parties being subject to a Material Adverse Effect.
(d)          Plan of Bank Merger.  Except as otherwise contemplated by Section 1.03, the Plan of Bank Merger shall have been executed and delivered.
(e)          Dissenting Shares. Dissenting Shares shall be less than twelve and a half percent (12.5%) of the issued and outstanding shares of SSNF Common Stock.
Section 6.04          Frustration of Closing Conditions.  Neither FBMS nor SSNF may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such Party's failure to use its reasonable best efforts to consummate any of the transactions contemplated hereby, as required by and subject to Section 5.03.
ARTICLE VII

 TERMINATION
Section 7.01          Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)          Mutual Consent.  At any time prior to the Effective Time, by the mutual consent, in writing, of FBMS and SSNF if the board of directors of FBMS and the board of directors of SSNF each so determines by vote of a majority of the members of its entire board.
(b)          No Regulatory Approval.  By FBMS or SSNF, if either of their respective boards of directors so determines by a vote of a majority of the members of its entire board, in the event any Regulatory Approval required for consummation of the transactions contemplated by this Agreement shall have been denied by final, non-appealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c)          No Shareholder Approval.  By either FBMS or SSNF (provided, in the case of SSNF, that it shall not be in breach of any of its obligations under Section 5.04), if the Requisite SSNF Shareholder Approval at the SSNF Meeting shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.
(d)          Breach of Representations and Warranties.  By either FBMS or SSNF (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party to not consummate this Agreement) if there shall have been (i) with respect to representations and warranties set forth in this Agreement that are not qualified by the term "material" or do not contain terms such as "Material Adverse Effect," a material breach of any of such representations or warranties by the other party and (ii) with respect to representations and warranties set forth in this Agreement that are qualified by the term "material" or contain terms such as "Material Adverse Effect," any breach of any of such representations or warranties by the other Party; which breach is not cured prior to the earlier of (y) thirty (30) days following written notice to the Party committing such breach from the other Party or (z) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.
(e)          Breach of Covenants.  By either FBMS or SSNF (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other Party not to consummate the agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other Party, which breach shall not have been cured prior to the earlier of (i) thirty (30) days following written notice to the Party committing such breach from the other Party or (ii) two (2) Business Days prior to the Expiration Date, or which breach, by its nature, cannot be cured prior to the Closing.
(f)          Delay.  By either FBMS or SSNF if the Merger shall not have been consummated on or before May 31, 2018, provided, however, that such date will be automatically extended to August 31, 2018, if the only outstanding condition to Closing under Article VI is the receipt of all Regulatory Approvals (the "Expiration Date"), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.
(g)          Failure to Recommend; Etc.  In addition to and not in limitation of FBMS's termination rights under Section 7.01(e), by FBMS if (i) there shall have been a material breach of Section 5.09, or (ii) the board of directors of SSNF (A) withdraws, qualifies, amends, modifies or withholds the SSNF Recommendation, or makes any statement, filing or release, in connection with the SSNF Meeting or otherwise, inconsistent with the SSNF Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the SSNF Recommendation), (B) materially breaches its obligation to call, give notice of and commence the SSNF Meeting under Section 5.04(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within three (3) Business Days of being requested to do so by FBMS, (E) fails to publicly reconfirm the SSNF Recommendation within three (3) Business Days of being requested to do so by FBMS, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.
(h)          Stock Price Decline; Exchange Ratio Adjustment.  By SSNF giving prompt written notice of termination to FBMS at any time on or after the fifth business day immediately prior to the date on which the Effective Time is to occur (the "Determination Date") and prior to the Effective Time, if both of the following conditions are satisfied: (i) the quotient obtained by dividing the average of the daily closing prices for shares of FBMS Common Stock for the 20 consecutive full Trading Days ending on the trading day prior to the Determination Date on which such shares are actually traded on the NASDAQ Stock Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by FBMS and SSNF) (the "Average Closing Price") by the Starting FBMS Stock Price (the "FBMS Ratio") shall be less than 0.80; and (ii) the FBMS Ratio shall be less than the number obtained by dividing the Final Index Price by the Starting Index Price and subtracting 0.20 from such quotient (the "Index Ratio"). Following delivery of such written notice of termination by SSNF, this Agreement shall terminate upon the fifth business day following the Determination Date (the "Termination Date"); provided, however, that SSNF's notice of election to terminate may be withdrawn at any time prior to the Termination Date; and provided further that during the five-day period commencing with receipt of such notice, FBMS shall have the option (but no obligation) to offer to increase the consideration to be received by the holders of SSNF Common Stock through an adjustment to the Exchange Ratio such that the aggregate Merger Consideration (inclusive of the consideration being paid for the SSNF Options) is at least $26,529,000.  If FBMS makes this election to increase the Exchange Ratio, within such period, it shall give prompt written notice to SSNF of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio, and derivatively the Per Share Stock Consideration, shall have been so modified), and any references in this Agreement to "Exchange Ratio" and "Per Share Stock Consideration" shall thereafter be deemed to refer to the Exchange Ratio and Per Share Stock Consideration after giving effect to any adjustment made pursuant to this Section 7.01(h).
If FBMS declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the FBMS Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.01(h).

Section 7.02          Termination Fee.
(a)          In recognition of the efforts, expenses and other opportunities foregone by FBMS while structuring and pursuing the Merger, SSNF shall pay to FBMS a termination fee equal to $1,200,000 ("Termination Fee"), by wire transfer of immediately available funds to an account specified by FBMS in the event of any of the following: (i) in the event FBMS terminates this Agreement pursuant to Section 7.01(g), SSNF shall pay FBMS the Termination Fee within one (1) Business Day after receipt of FBMS's notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to senior management of SSNF or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to SSNF and (A) thereafter this Agreement is terminated (x) by either FBMS or SSNF pursuant to Section 7.01(c) because the Requisite SSNF Shareholder Approval shall not have been obtained or (y) by FBMS pursuant to Section 7.01(d) or Section 7.01(e) and (B) prior to the date that is twelve (12) months after the date of such termination, SSNF enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then SSNF shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay FBMS the Termination Fee, provided, that for purposes of this Section 7.02(a)(ii), all references in the definition of Acquisition Proposal to "20%" shall instead refer to "50%."
(b)          SSNF and FBMS each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FBMS would not enter into this Agreement; accordingly, if SSNF fails promptly to pay any amounts due under this Section 7.02, SSNF shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of FBMS (including reasonable legal fees and expenses) in connection with such suit.
(c)          Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that if SSNF pays or causes to be paid to FBMS the Termination Fee in accordance with Section 7.02(a), SSNF (or any successor in interest of SSNF) will not have any further obligations or liabilities to FBMS with respect to this Agreement or the transactions contemplated by this Agreement.
Section 7.03          Effect of Termination.  Except as set forth in Section 7.02(c), termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach.

ARTICLE VIII

 DEFINITIONS
Section 8.01          Definitions.  The following terms are used in this Agreement with the meanings set forth below:
"Acquisition Proposal" has the meaning set forth in Section 5.09.
"Acquisition Transaction" has the meaning set forth in Section 5.09.
"Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
"Agreement" has the meaning set forth in the preamble to this Agreement.
"Articles of Merger" has the meaning set forth in Section 1.04(a).
"ASC 320" means GAAP Accounting Standards Codification Topic 320.
"Associate" when used to indicate a relationship with any Person means (1) any corporation or organization (other than SSNF or any of its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any relative or family member of such Person.
"Average Closing Price" shall have the meaning as set forth in Section 7.01(h).
"Bank Merger" has the meaning set forth in Section 1.03.
"Bank Plan of Merger" has the meaning set forth in Section 1.03.
"Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.
"BOLI" has the meaning set forth in Section 3.32(b).
"Book-Entry Shares" means any non-certificated share held by book entry in SSNF's stock transfer book, which immediately prior to the Effective Time represents an outstanding share of SSNF Common Stock.
"Burdensome Condition" has the meaning set forth in Section 5.06(a).

"Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of Mississippi are authorized or obligated to close.
"Cash Consideration" has the meaning set forth in Section 2.01(c).
"Cash Election" has the meaning set forth in Section 2.02(a)(iii).
"Cash Election Shares" has the meaning set forth in Section 2.02(a)(iii).
"Certificate" means any outstanding certificate, which immediately prior to the Effective Time, represents an outstanding share of SSNF Common Stock.
"Claim" has the meaning set forth in Section 5.10(a).
"Closing" and "Closing Date" have the meanings set forth in Section 1.05(c).
"Code" has the meaning set forth in the Recitals.
"Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.
"Controlled Group Members" means any of SSNF's related organizations described in Code Sections 414(b), (c) or (m).
"Covered Employees" has the meaning set forth in Section 5.11(a).
"D&O Insurance" has the meaning set forth in Section 5.10(c).
"Derivative Transaction" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
"Determination Date" shall have the meaning as set forth in Section 7.01(h).
"Director Restrictive Covenant Agreements" has the meaning set forth in Section 5.17.
"Dissenting Shareholder" has the meaning set forth in Section 2.01(c).
"Dissenting Shares" has the meaning set forth in Section 2.01(c).
"Dodd-Frank Act" means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

"Effective Time" has the meaning set forth in Section 1.05(a).
"Election Deadline" has the meaning set forth in Section 2.02(a)(iv).
"Election Form" has the meaning set forth in Section 2.02(a)(iii).
"Enforceability Exception" has the meaning set forth in Section 3.05.
"Environmental Law" means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; (b) common Law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.
"Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" has the meaning set forth in Section 3.15(a).
"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
"Exchange Agent" means such exchange agent as may be designated by FBMS (which shall be FBMS's transfer agent), and reasonably acceptable to SSNF, to act as agent for purposes of conducting the exchange procedures described in Article II.
"Exchange Fund" has the meaning set forth in Section 2.08(a).
"Exchange Ratio" has the meaning set forth in Section 2.01(d).
"Expiration Date" has the meaning set forth in Section 7.01(f).
"Fair Credit Reporting Act" means the Fair Credit Reporting Act, as amended.

"Fair Housing Act" means the Fair Housing Act, as amended.
 "FBMS" has the meaning set forth in the preamble to this Agreement.
"FBMS Common Stock" means the voting and non-voting common stock, $1.00 par value per share, of FBMS.
"FBMS Disclosure Schedule" has the meaning set forth in Article IV.
"FBMS Ratio" shall have the meaning as set forth in Section 7.01(h).
"FBMS Reports" has the meaning set forth in Section 4.05(a).
"FDIA" has the meaning set forth in Section 3.27.
"FDIC" means the Federal Deposit Insurance Corporation.
"FFIEC" means the Federal Financial Institutions Examination Council.
"Final Index Price" shall mean the average of the Index Prices for the 20 consecutive full Trading Days ending on the Determination Date or, if the Determination Date is not a full Trading Day, the Trading Day immediately prior to the Determination Date.
"Financial Statements" has the meaning set forth in Section 3.07(b).
"FOFR" has the meaning set forth in Section 3.06.
"FRB" means the Board of Governors of the Federal Reserve System.
"GAAP" means generally accepted accounting principles in the United States of America, applied consistently with past practice, including with respect to quantity and frequency.
"Governmental Authority" means any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
"Hazardous Substance" means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise). Hazardous Substance does not include substances of kinds and in amounts ordinarily and customarily used or stored for the purposes of cleaning or other maintenance or operations.
 "Holder" means the holder of record of shares of SSNF Common Stock.
"Home Mortgage Disclosure Act" means Home Mortgage Disclosure Act of 1975, as amended.
"Indemnified Parties" and "Indemnifying Party" have the meanings set forth in Section 5.10(a).
"Index Price" shall mean the closing price on such date of the KBW Nasdaq Regional Banking Index (KRX).
"Index Ratio" shall have the meaning as set forth in Section 7.01(h).
"Informational Systems Conversion" has the meaning set forth in Section 5.13.
"Initial Notice Period" shall have the meaning as set forth in Section 7.01(h).
"Insurance Policies" has the meaning set forth in Section 3.32(a).
"Intellectual Property" means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software (excluding off-the-shelf Software); and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
"IRS" means the United States Internal Revenue Service.
"Knowledge" means, with respect to SSNF, the actual knowledge, of the Persons set forth in SSNF Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter, and with respect to FBMS, the actual knowledge of the Persons set forth in FBMS Disclosure Schedule 8.01, after due inquiry of their direct subordinates who would be likely to have knowledge of such matter.
"Law" means any federal, state, local or foreign Law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.
"Leases" has the meaning set forth in Section 3.30(b).
"Letter of Transmittal" has the meaning set forth in Section 2.07.

"Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
"Loans" has the meaning set forth in Section 3.22(a).
"Mailing Date" has the meaning set forth in Section 2.02(a).
"Material Adverse Effect" with respect to any party means (i) any change, development or effect that individually or in the aggregate is, or is reasonably likely to be, material and adverse to the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties, or business of such party and its Subsidiaries, taken as a whole, or (ii) any change, development or effect that individually or in the aggregate would, or would be reasonably likely to, materially impair the ability of such party to perform its obligations under this Agreement or otherwise materially impairs, or is reasonably likely to materially impair, the ability of such party to consummate the Merger and the transactions contemplated hereby; provided, however, that, in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities (except to the extent that such change disproportionately adversely affects SSNF and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SSNF and FBMS operate, in which case only the disproportionate effect will be taken into account), (B) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally (except to the extent that such change disproportionately adversely affects SSNF and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SSNF and FBMS operate, in which case only the disproportionate effect will be taken into account), (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally (except to the extent that such change disproportionately adversely affects SSNF and its Subsidiaries or FBMS and its Subsidiaries, as the case may be, compared to other companies of similar size operating in the same industry in which SSNF and FBMS operate, in which case only the disproportionate effect will be taken into account), (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by this Agreement, (E) any failure by SSNF or FBMS to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (F) changes in the trading price or trading volume of FBMS Common Stock, and (G) the impact of this Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement).
"Maximum D&O Tail Premium" has the meaning set forth in Section 5.10(d).
"Merger" has the meaning set forth in the recitals.
"Merger Consideration" shall mean the Per Share Cash Consideration and the Per Share Stock Consideration, as the case may be, to be paid pursuant to the provisions of Article II hereof.
"MGCL" has the meaning set forth in Section 1.01.
"NASDAQ" means The NASDAQ Global Select Market.
"National Labor Relations Act" means the National Labor Relations Act, as amended.
"Notice of Superior Proposal" has the meaning set forth in Section 5.09(e).
"Non-Election Shares" has the meaning set forth in Section 2.01(e).
"OCC" has the meaning set forth in Section 3.06.
 "Ordinary Course of Business" means the ordinary, usual and customary course of business of SSNF and SSNF's Subsidiaries consistent with past practice, including with respect to frequency and amount.
"OREO" has the meaning set forth in Section 3.22(c).
"Outstanding Shares Number" means the number of shares of SSNF Common Stock issued and outstanding immediately prior to the Effective Time, which number shall not exceed 1,027,599 shares plus up to an additional 80,000 shares issued pursuant to the SSNF Stock Plans after the date of this Agreement.
"Party" or "Parties" have the meaning set forth in the preamble.
"Per Share Cash Consideration" has the meaning set forth in Section 2.01(c).
"Per Share Stock Consideration" has the meaning set forth in Section 2.01(c).
"Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.
"Plan of Merger" has the meaning set forth in Section 1.04.
"Proxy Statement-Prospectus" means the proxy statement and prospectus and other proxy solicitation materials of FBMS and SSNF relating to the SSNF Meeting.

"Registration Statement" means the Registration Statement on Form S-4 to be filed with the SEC by FBMS in connection with the issuance of shares of FBMS Common Stock in the Merger (including the Proxy Statement-Prospectus constituting a part thereof).
"Regulations" means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
"Regulatory Approval" has the meaning set forth in Section 3.06.
 "Requisite SSNF Shareholder Approval" means approval of this Agreement by a vote (in person or by proxy) of the majority of the outstanding shares of SSNF Common Stock entitled to vote thereon at the SSNF Meeting.
"Representative" has the meaning set forth in Section 2.02(a).
"Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.
"Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended.
"SEC" means the Securities and Exchange Commission.
"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
"Shortfall Number" has the meaning set forth in Section 2.02(b).
"Software" means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
"SSNF" has the meaning set forth in the preamble to this Agreement.
"SSNF 401(a) Plan" has the meaning set forth in Section 3.15(c).
"SSNF Benefit Plans" has the meaning set forth in Section 3.15(a).
"SSNF Cancelled Shares" has the meaning set forth in Section 2.01(b).
"SSNF Common Stock" means the common stock, $0.01 par value per share, of SSNF.
"SSNF Disclosure Schedule" has the meaning set forth in Article III.
"SSNF Employees" has the meaning set forth in Section 3.15(a).
"SSNF Expenses" has the meaning set forth in Section 5.20.

"SSNF Financial Advisor" has the meaning set forth in Section 3.14.
"SSNF Intellectual Property" means the Intellectual Property used in or held for use in the conduct of the business of SSNF and its Subsidiaries.
"SSNF Investment Securities" means the investment securities of SSNF and its Subsidiaries.
"SSNF Loan" has the meaning set forth in Section 3.22(d).
"SSNF Material Contracts" has the meaning set forth in Section 3.12(a).
"SSNF Meeting" has the meaning set forth in Section 5.04(a)(i).
"SSNF Preferred Stock" means the preferred stock, par value $0.01 per share, of SSNF.
"SSNF Recommendation" has the meaning set forth in Section 5.04(a)(ii).
"SSNF Regulatory Agreement" has the meaning set forth in Section 3.13.
"SSNF Reports" has the meaning set forth in Section 3.07(a).
"SSNF Representatives" has the meaning set forth in Section 5.09(a).
"SSNF Restricted Share" has the meaning set forth in Section 2.01(a).
"SSNF Stock Plans" means all equity plans of SSNF or any Subsidiary.
"SSNF Subsequent Determination" has the meaning set forth in Section 5.09(e).
"SSNF Voting Agreement" or "SSNF Voting Agreements" shall have the meaning set forth in the recitals to this Agreement.
"Starting FBMS Stock Price" shall mean $31.90.
"Starting Index Price" shall mean the Index Price on the date of this Agreement.
"Stock Consideration" has the meaning set forth in Section 2.01(c).
"Stock Conversion Number" has the meaning set forth in Section 2.02(a).
"Stock Election" has the meaning set forth in Section 2.02(a)(iii).
"Stock Election Number" has the meaning set forth in Section 2.01(d).
"Stock Election Shares" has the meaning set forth in Section 2.02(a)(iii).

"Subsidiary" means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party. Any reference in this Agreement to a Subsidiary of SSNF means, unless the context otherwise requires, any current or former Subsidiary of SSNF.
"Sunshine Bank" has the meaning set forth in Section 1.03.
"Superior Proposal" has the meaning set forth in Section 5.09.
"Surviving Bank" has the meaning set forth in Section 1.03.
"Surviving Entity" has the meaning set forth in the Recitals.
 "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
"Tax Returns" means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.
"Termination Date" has the meaning set forth in Section 7.01(h).
"Termination Fee" has the meaning set forth in Section 7.02(a).
"The date hereof" or "the date of this Agreement" means the date first set forth above in the preamble to this Agreement.
"The First" has the meaning set forth in Section 1.03.
"Trading Day" means any day on which the NASDAQ Stock Market is open for trading; provided that a "Trading Day" only includes those days that have a scheduled closing time of 4:00 p.m. (Eastern Time).
"Truth in Lending Act" means the Truth in Lending Act of 1968, as amended.
"USA PATRIOT Act" means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.

ARTICLE IX

 MISCELLANEOUS
Section 9.01          Survival.  No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.10.
Section 9.02          Waiver; Amendment.  Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the Party benefited by the provision, provided such waiver is in writing and signed by such Party, or (b) amended or modified at any time, by an agreement in writing among the Parties executed in the same manner as this Agreement, except that after the SSNF Meeting no amendment shall be made which by Law requires further approval by the shareholders of FBMS or SSNF without obtaining such approval.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.
Section 9.03          Governing Law; Jurisdiction; Waiver of Right to Trial by Jury.
(a)          This Agreement shall be governed by, and interpreted and enforced in accordance with, the internal, substantive laws of the State of Mississippi, without regard for conflict of law provisions.
(b)          Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Mississippi (the "Mississippi Courts"), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Mississippi Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Mississippi Courts, (iii) waives any objection that the Mississippi Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.05.
(c)          Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.

Section 9.04          Expenses.  Except as otherwise provided in Section 7.02, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.  Nothing contained in this Agreement shall limit either Party's rights to recover any liabilities or damages arising out of the other Party's willful breach of any provision of this Agreement.
Section 9.05          Notices.  All notices, requests and other communications hereunder to a Party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such Party at its address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to the Parties. All notices shall be deemed effective upon delivery.
(a)          if to FBMS, to:
The First Bancshares, Inc.
6480 U.S. Highway 98 West
Hattiesburg, MS 39404-5549
Attn:     M. Ray Cole, Jr., President & CEO
E-mail:  hcole@thefirstbank.com
with a copy (which shall not constitute notice to FBMS) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309
Attn:    Mark Kanaly
 E-mail: mark.kanaly@alston.com
(b)          if to SSNF, to:
Sunshine Financial, Inc.
1400 East Park Avenue
Tallahassee, FL 32301
Attn: Louis O. Davis, Jr., President & CEO
E-mail: ldavis@banksunshine.com

with a copy (which shall not constitute notice to SSNF) to:
Silver, Freedman, Taff & Tiernan LLP
3299 K Street, N.W. Suite 100
Washington, DC 20007-4444
Attn.  Michael Sadow, P.C.
 E-mail: mike@sfttlaw.com

Section 9.06          Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of the Parties and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made.  Except for the Indemnified Parties' rights under Section 5.10, FBMS and SSNF hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or employees who might be affected by Section 5.11), other than the Parties, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations between the Parties and are for the sole benefit of the Parties.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.07          Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties will use their commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.08          Enforcement of the Agreement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 9.09          Interpretation.
(a)          When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference; if there is any conflict between a caption or heading and the text of this Agreement, the text shall control.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."
(b)          The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c)          The SSNF Disclosure Schedule and the FBMS Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement.  Any matter disclosed pursuant to any section of either Disclosure Schedule shall be deemed disclosed for purposes of any other section of Article III or Article IV, respectively, to the extent that applicability of the disclosure to such other section is reasonably apparent on the face, notwithstanding the absence of a specific cross-reference, of such disclosure.  No item is required to be set forth in either Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect.  The mere inclusion of an item in either Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by either party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, or that any breach or violation of applicable Laws or any contract exists or has actually occurred.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.
(d)          Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any successor statute or regulation, or successor Governmental Authority, as the case may be.  Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.  As used herein, (i) the term "made available" means any document or other information that was (a) provided by one party or its representatives to the other party or its representatives prior to the date hereof or (b) included in the virtual data room of a party prior to the date hereof, and (ii) the word "or" is not exclusive.
(e)          Unless otherwise specified, the references to "Section" and "Article" in this Agreement are to the Sections and Article of this Agreement.  When used in this Agreement, words such as "herein", "hereinafter", "hereof", "hereto", and "hereunder" refer to this Agreement as a whole, unless the context clearly requires otherwise.
Section 9.10          Assignment.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party, and any purported assignment in violation of this Section 9.10 shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 9.11          Counterparts.  This Agreement may be executed and delivered by facsimile or by electronic data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.  Signatures delivered by facsimile or by electronic data file shall have the same effect as originals.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
THE FIRST BANCSHARES, INC.

By:
Name:	M. Ray Cole, Jr.
Title:	Vice Chairman, President and Chief Executive Officer
SUNSHINE FINANCIAL, INC.

By:
Name:	Louis O. Davis, Jr.
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]